UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Harsco Corporation
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Notice of

2012 Annual

Meeting and Proxy

Statement

Harsco Corporation

Harsco Corporation

350 Poplar Church Road

Camp Hill, PA 17011 USA

Telephone: 717.763.7064

Fax: 717.763.6424

www.harsco.com

March 23, 2012

To Our Stockholders:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Harsco Corporation (the “Company”), which will be held on Tuesday, April 24, 2012, beginning at 8:00 a.m., local time, at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania.

Information about the Annual Meeting, including a listing and discussion of the various matters on which you, as our stockholders, will act, may be found in the formal Notice of Annual Meeting of Stockholders and Proxy Statement included with this mailing. We look forward to greeting as many of our stockholders as possible.

The Company is providing you with the opportunity to vote your shares by calling a toll-free number, by mailing the enclosed Proxy Card or via the Internet as explained in the instructions on your Proxy Card.

Whether you plan to attend the Annual Meeting or not, we urge you to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, in order that as many shares as possible may be represented at the Annual Meeting. The vote of every stockholder is important and your cooperation in returning your executed Proxy Card promptly is appreciated.

Sincerely,

Henry W. Knueppel

Interim Chairman & Chief Executive Officer

This document is intended to be mailed to stockholders on or about March 23, 2012.

HARSCO CORPORATION

350 Poplar Church Road

Camp Hill, Pennsylvania 17011 USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Harsco Corporation (the “Company”) will be held on Tuesday, April 24, 2012, at 8:00 a.m., local time, at the Radisson Penn Harris Hotel and Convention Center, Camp Hill, Pennsylvania to consider and act upon the following matters:

1.	Election of eight Directors to serve until the next Annual Meeting of Stockholders, or until their successors are elected and qualified:

K. G. Eddy,

D. C. Everitt,

S. E. Graham,

T. D. Growcock,

H. W. Knueppel,

J. M. Loree,

A. J. Sordoni, III, and

R. C. Wilburn;

2.	Ratification of the appointment by the Audit Committee of the Board of Directors of the Company (the “Board”) of PricewaterhouseCoopers LLP as independent auditors to audit the accounts of the Company for the fiscal year ending December 31, 2012;

3.	Advisory vote to approve named executive officer compensation; and

4.	Such other business as may properly come before the Annual Meeting.

The Board has fixed the close of business on March 2, 2012 as the record date for the determination of stockholders who are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Proxies will be accepted continuously from the time of mailing until the closing of the polls at the Annual Meeting.

Stockholders who do not expect to attend the Annual Meeting in person are requested to fill in, sign, date and return the enclosed Proxy Card in the postage-paid envelope provided, or vote by telephone or via the Internet, as explained in the instructions on your Proxy Card.

By Order of the Board,

Mark E. Kimmel

Senior Vice President, Chief Administrative Officer,

General Counsel and Corporate Secretary

March 23, 2012

PROXY STATEMENT

ANNUAL MEETING INFORMATION

General

This Proxy Statement has been prepared in connection with the solicitation by the Board of Harsco Corporation, a Delaware corporation (the “Company” or “we” or “us”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders, to be held on April 24, 2012, or at any adjournment of the Annual Meeting.

The following information relates to the Annual Meeting and the voting of your shares at the meeting:

Type of shares entitled to vote at the Annual Meeting:	Our common stock, par value $1.25

Record date for stockholders entitled to notice of, and to vote at, the Annual Meeting (“Record Date”):	Close of business on March 2, 2012

Shares of common stock issued and outstanding as of the Record Date (does not include treasury shares, which are not entitled to be voted at the Annual Meeting):	80,534,508 shares

Proxy Statements, Notice of Annual Meeting and Proxy Cards are intended to be mailed to stockholders:	On or about March 23, 2012

Location of our executive offices:	350 Poplar Church Road, Camp Hill, Pennsylvania 17011

To obtain directions to attend the meeting and vote in person, please contact Kenneth D. Julian, Senior Director — Corporate Communications, by telephone at (717) 730-3683 or by e-mail at kjulian@harsco.com.

Information contained on our website is not incorporated by reference into this Proxy Statement, and you should not consider information contained on our website as part of this Proxy Statement. Copies of our Corporate Governance Principles, Code of Conduct and charters of the Board’s committees are available in print to any stockholder who requests such copies from us. If you desire a copy please contact Kenneth D. Julian as noted above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 24, 2012

The Notice of 2012 Annual Meeting and Proxy Statement, our Proxy Card, our Annual Report on Form 10-K and our 2011 Summary Annual Report are available free of charge at http://bnymellon.mobular.net/bnymellon/hsc.

Voting

All shares of common stock entitled to vote at the Annual Meeting are of one class, with equal voting rights. Each share of common stock held by a stockholder is entitled to cast one vote on each matter voted on at the Annual Meeting. In order for the Annual Meeting to be valid and the actions taken binding, a quorum of stockholders must be present at the meeting, either in person or by proxy. A quorum is a majority of the issued and outstanding shares of common stock as of the Record Date. Assuming that a quorum is present, the affirmative vote by the holders of a plurality of the votes cast at the Annual Meeting will be required to act on the election of directors, and the affirmative vote of the holders of at least a majority of the outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting will be required for ratification of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year and the approval, on an advisory basis, of our named executive officer compensation. The vote required to act on all other matters to come before the Annual Meeting will be in accordance with the voting requirements established by our Restated Certificate of Incorporation and By-laws, each as amended to date.

Stockholder votes will be tabulated by an independent inspector of election for the Annual Meeting. The shares of common stock represented by each properly submitted proxy received by the Board will be voted as follows at the Annual Meeting:

If instructions are provided, in accordance with such instructions; or

If no instructions are provided, (1) FOR the election as Directors of the eight nominees of the Board, (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the current fiscal year, (3) FOR the advisory vote to approve named executive officer compensation as such compensation is disclosed in this Proxy Statement, and (4)  in accordance with the best judgment of the named proxies on any other matters properly brought before the Annual Meeting.

Revocation of Proxies

Any proxy granted pursuant to this solicitation may be revoked by the person granting the proxy at any time before it is voted at the Annual Meeting. Proxies may be revoked by (i) delivering to the Secretary of the Company a written notice of revocation bearing a date later than that of the proxy, (ii) duly executing and delivering a later dated written proxy relating to the same shares, or (iii) attending the Annual Meeting and voting in person. If you hold your shares through a bank, broker or other nominee holder, only that bank, broker or other nominee holder can revoke your proxy on your behalf.

Withheld Votes, Abstentions and Broker Non-Votes

In certain circumstances, a stockholder will be considered to be present at the Annual Meeting for quorum purposes but will not be deemed to have cast a vote on a matter. That occurs when a stockholder is present but specifically withholds a vote or abstains from voting on a matter, or when shares are represented at the Annual Meeting by a proxy conferring authority to vote only on certain matters. The ratification of our auditors is a “routine” matter and, therefore, brokers and other nominees should have the authority to vote shares for which no instructions are given. In accordance with Delaware law and our Restated Certificate of Incorporation and By-laws, each as amended to date, votes withheld and broker non-votes will not be treated as votes cast with respect to the election of directors, and therefore will not affect the outcome of director elections. With respect to the approval of the compensation of our named executive officers, abstentions will have the effect of negative votes but broker non-votes will not have any effect on determining the outcome. With respect to the ratification of our auditors, abstentions will have the effect of negative votes.

Other Business

The Board knows of no other business to come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, or any adjournment of the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

CORPORATE GOVERNANCE

We have a long-standing commitment to good corporate governance practices. These practices come in many different forms and apply at all levels of our organization. They provide the Board and our senior management with a framework that defines responsibilities, sets high standards of professional and personal conduct and promotes compliance with our various financial, ethical, legal and other obligations and responsibilities.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that, along with the charters of the Board committees, provide the framework for our Board’s operation and governance. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our Corporate Governance Principles at least annually and recommending any proposed changes to the Board for approval. The Corporate Governance Principles are available on our website at www.harsco.com/about-us in the Corporate Governance section.

Code of Conduct

We have adopted a Code of Conduct applicable to our employees, officers and directors worldwide. The Code of Conduct is issued in booklet form and an online training program facilitates new employee orientation and individual refresher training. Our Code of Conduct is produced in over 20 languages. The Code of Conduct, including any amendments thereto or waivers thereof granted to a director or officer, can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Stockholder and Interested Party Communications with Directors

The Board has a formal process for stockholders and interested parties to communicate directly with the Chairman and Chief Executive Officer, or CEO, lead director, the non-management directors or with any individual member of the Board. Stockholders and interested parties may contact any member of the Board, including the Lead Director, Kathy G. Eddy, and the Interim Chairman and CEO, by writing to the specific Board member in care of our Corporate Secretary at our Corporate Headquarters (350 Poplar Church Road, Camp Hill, PA 17011). Our Corporate Secretary will forward any such correspondence to the applicable Board member; provided, however, that any such correspondence that is considered by our Corporate Secretary to be improper for submission to the intended recipients will not be provided to such Directors. In addition, Board members, including the Lead Director and the Interim Chairman and CEO, can be contacted by e-mail at BoardofDirectors@harsco.com.

Independence Standards for Directors

The following NYSE Euronext standards, which are also posted under the Corporate Governance section of our website at www.harsco.com/about-us, have been applied by the Board in determining whether individual directors qualify as “independent.” References to us include our consolidated subsidiaries.

1.	No director will be qualified as “independent” unless the Board affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. We will disclose these affirmative determinations.

2.	No director who is a former employee of ours can be deemed “independent” until three years after the end of his or her employment relationship with us.

3.	No director whose immediate family member is or has been an executive officer of ours can be deemed “independent” until three years after such family member has ceased to be an executive officer.

4.	No director who receives, or whose immediate family member receives, more than $120,000 during any twelve-month period in direct compensation from us, other than director and committee fees and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), can be “independent” until three years after he or she ceases to receive more than $120,000 during any twelve-month period in such compensation.

5.	No director can be independent:

a.	who is a current partner or employee of our internal or external auditor;

b.	whose immediate family member is a current partner of our internal or external auditor;

c.	whose immediate family member is a current employee of our internal or external auditor and personally works on such auditor’s audit; or

d.	who, or whose immediate family member, was within the last three years (but is no longer) a partner or employee of such auditor and personally worked on our audit within that time.

6.	No director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of our present executives serve on that company’s compensation committee can be “independent” until three years after the end of such service or employment relationship.

7.	No director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, can be “independent” until three years after falling below such threshold.

The Board has affirmatively determined that the following seven Directors who are standing for reelection are independent: Messrs. Everitt, Graham, Growcock, Loree, Sordoni, and Wilburn and Ms. Eddy.

Executive Sessions of Independent Directors

Independent Directors regularly meet in executive sessions without management. Our named Lead Director, Kathy G. Eddy, who is a non-management director, presides over each session of the independent Directors. During the 2011 fiscal year, the independent Directors held six meetings. Each of the six meetings was attended by the complete group of independent Directors serving on our Board at the time of the meeting. The independent Directors also met separately from management at the end of each Board meeting.

Director Attendance at Annual Meeting of Stockholders

It is our policy to request that all Board members attend the Annual Meeting of Stockholders. However, we also recognize that personal attendance by all Directors is not always possible. The eight individuals who are standing for election as Directors in 2012 and who were also Board members at the time of our Annual Meeting in 2011, attended the 2011 Annual Meeting.

Current Structure of the Board

Information regarding the structure of our Board immediately following our Annual Meeting:

Size of the Board:	Eight members
Size of Board authorized in the By-laws:	No fewer than five nor more than twelve
Number of Independent Directors:	Seven members
Size of Board established by:	Board and the Company’s By-laws
Lead Director:	K.G. Eddy

It is Harsco’s practice to combine the position of Chairman and CEO. Our Board formally reviewed this structure in 2007 and determined, after much deliberation and after a review of several studies, both U.S. and international, that this structure was the appropriate leadership structure for the Company, as it provides the most efficient and effective leadership model for us by enhancing the Chairman and CEO’s ability to provide perspective and direction with regard to business strategies and plans to both the Board and management, thus avoiding the creation of two centers of authority which could potentially dilute the CEO’s ability to lead the organization. The Board believes the Company can most effectively execute its business strategies and plans if the Chairman is also a member of the management team, such that ultimate leadership and accountability rest in a single position. This allows for unified leadership and focus. This conclusion also takes into account the ability of the individual currently filling the role of Interim Chairman and CEO to effectively serve in both posts. Future decisions as to the leadership structure will be based on our circumstances at the time, including the capabilities of the officers and directors who may be asked to fill the leadership roles.

We ensure that the Board effectively carries out its responsibility for the oversight of management through our strong governance practices. All Directors, with the exception of the Chairman, are independent. This heavy weighting of our Board in favor of independent directors, combined with the position of Lead Director, provides a strong counterbalance to the role of management. We believe that the role of Lead Director is a key mechanism for strengthening board independence. The Lead Director has broad responsibilities, including chairing regular meetings of the independent Directors and presiding as chair in the absence of the Chairman. In addition, the Lead Director serves as the liaison between the independent Directors and the Chairman. The Lead Director regularly consults with the Chairman and is involved in discussing meeting agendas and in reviewing information that is sent to the Board and all critical communications to the Board. The Lead Director has the ability to call meetings of the independent Directors as required, and the independent Directors meet after every Board meeting in executive session. Members of management do not attend these meetings.

Enterprise Risk Management

Our management is responsible for assessing and managing our exposure to risk. We have established an enterprise risk management process to identify, assess and manage the most significant risks facing us. The executive oversight of this process is through a committee comprised of the Chairman and CEO, the Chief Financial Officer, or CFO, and the Chief Administrative Officer, or CAO. As part of this process, we provide periodic updates to and receive feedback from the Board regarding the risks identified by the enterprise risk management process. In addition, the Audit Committee has oversight responsibility for financial risks. Our Audit Committee regularly meets with and discusses with management and our independent auditors major financial risks and the steps management has taken to monitor and control these risks. The financial risks are regularly discussed with the Board by management and through the reports of the Audit Committee to the Board. We believe that our leadership structure, discussed in detail above, supports the risk oversight function of the Board.

Meeting Attendance and Committees

The Board held seven meetings during the fiscal year ended December 31, 2011. All Directors who served during the fiscal year ended December 31, 2011 attended 100% of the total Board meetings and 99% of the total meetings of the committees on which they served, and the average attendance by such Directors at all Board and committee meetings was 99.5%. The independent Directors held six meetings during 2011. We have standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee	Meetings in 2011: five

Members: Mr. James M. Loree (Chairman), Ms. Eddy and Messrs. Graham and Everitt (H.W. Knueppel, Chairman, and a member of the Audit Committee, until February 2012)

Duties: Established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Oversees our financial reporting processes, including meeting with members of management, the external auditors and the internal auditors, reviewing and approving both audit and non-audit services, reviewing the results of the annual audit and reviewing the adequacy of our internal controls. The Audit Committee also discusses with management and the independent auditors our guidelines, policies and controls with respect to risk assessment and risk management. The Audit Committee is also responsible for managing the relationship with the external auditors and, as of November 2010, has established a direct reporting relationship with our Internal Audit Group (i.e., our Vice President, Internal Audit now reports directly to the Audit Committee). The Audit Committee also, in conjunction with the Nominating and Corporate Governance Committee, oversees our Compliance Program. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing with the Securities and Exchange Commission (the “SEC”), and the full Audit Committee meets with management and our independent auditors to review and discuss our Quarterly Earnings Releases prior to their release. See also the Report of the Audit Committee below. The Audit Committee completed a review of its charter in 2011 and determined that several changes were required. A copy of the Audit Committee charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Management Development and Compensation Committee	Meetings in 2011: six

Members: Messrs. Growcock (Chairman), Everitt, Sordoni and Wilburn

Duties: Administers our executive compensation policies and plans and advises the Board regarding management succession and compensation levels for members of management. The Management Development and Compensation Committee (the “Compensation Committee”) approves compensation and cash incentives for our senior officers and makes recommendations to the Board regarding equity-based and incentive compensation plans. The Compensation Committee’s responsibilities include: (i) evaluating and approving the compensation of our executive officers, including reviewing and approving corporate performance goals and objectives related to the compensation of our executive officers; (ii) evaluating the executive officers and their performance relative to compensation goals and objectives; (iii) determining and approving the executive officers’ compensation levels based on the Compensation Committee’s evaluation of their performance; (iv) evaluating and approving, or recommending to the Board for approval, compensation grants to executive officers under our annual and incentive compensation plans, policies and procedures, including equity-based compensation and incentive compensation plans; (v) overseeing our policies on structuring compensation programs for executive officers to preserve tax deductibility; (vi) delegating authority to subcommittees and to the Company’s management for administration or other duties when the Compensation Committee deems it appropriate; (vii) adopting procedures and guidelines as the Compensation Committee deems appropriate to carry out its oversight functions; (viii) producing any Compensation Committee reports on executive compensation required to be included in our filings with the SEC; (ix) reviewing and discussing with our management the Compensation Discussion and Analysis (referred to herein as the CD&A) to be included in our filings with the SEC; (x) determining whether to recommend to the Board that the CD&A be included in our filings with the SEC; (xi) making regular reports to the full Board on the activities of the Compensation Committee; and (xii) performing such other duties as may be assigned to the Compensation Committee by law or the Board. The Compensation Committee recently completed a review of its charter and determined that several changes were required. A copy of the Compensation Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

Nominating and Corporate Governance Committee	Meetings in 2011: three

Members: Messrs. Graham (Chairman), Growcock, Loree, Sordoni and Wilburn

Duties: Recommends director candidates to the Board for election at the Annual Meeting, reviews and recommends potential new director candidates, reviews candidates recommended by our stockholders and oversees our corporate governance program. The Nominating and Corporate Governance Committee (the “Nominating Committee”) also, in conjunction with the Audit Committee, oversees our Compliance program. The role of the Nominating Committee is described in greater detail under the section entitled “The Nominating Process” below. The Nominating Committee recently completed a review of its charter and determined that several changes were required. A copy of the Nominating Committee’s charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

STOCK PERFORMANCE GRAPH

The following performance graph compares the yearly percentage change in the cumulative total shareholder return (assuming the reinvestment of dividends) on our common stock against the cumulative total return of the Standard & Poor’s MidCap 400 Index and the Dow Jones US Diversified Industrials Index for the past five years. The graph assumes an initial investment of $100 on December 31, 2006 in our common stock or in the underlying securities which comprise each of those market indices. The information contained in the graph is not necessarily indicative of our future performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

Among Harsco Corporation, the S&P MidCap 400 Index,

and the Dow Jones US Diversified Industrials Index

*	$100 invested on 12/31/06 in stock or index, including reinvestment of dividends.
Fiscal year ending December 31.

Copyright© 2012 S&P, a division of The McGraw-Hill Companies Inc. All rights reserved.
Copyright© 2012 Dow Jones & Co. All rights reserved.

	12/06	12/07	12/08	12/09	12/10	12/11
Harsco Corporation	100.00	170.85	75.20	90.03	81.38	60.82
S&P MidCap 400	100.00	107.98	68.86	94.60	119.80	117.72
Dow Jones US Diversified Industrials	100.00	106.74	54.38	61.72	75.83	76.44

THE NOMINATING PROCESS

The Nominating Committee is responsible for overseeing the selection of qualified candidates to serve as members of the Board and guiding our corporate governance philosophy and practices. The Nominating Committee is composed of five Directors, each of whom is “independent” under the rules of the NYSE Euronext. The Nominating Committee operates according to a charter that complies with the guidelines established by the NYSE Euronext.

The Nominating Committee has not adopted formal procedures in selecting individuals to serve as members of the Board. Instead, it utilizes general guidelines that allow it to adjust the process to best satisfy the objectives established for any director search. The first step in the general process is to identify the type of candidate the Nominating Committee may desire for a particular opening. This may involve identifying someone with a specific background, skill set or set of experiences. Once identified, the Nominating Committee next determines the best method of finding a candidate who satisfies the specified criteria. The Nominating Committee may consider candidates recommended by management, by other members of the Nominating Committee or the Board, by stockholders, or it may engage a third party to conduct a search for possible candidates. The Nominating Committee has used independent search firms in the past to assist in the identification and evaluation of possible candidates. In 2011, the search firm RSR Partners was paid an aggregate fee of $113,191 for services relating to the search for possible director candidates.

In addition to the above, at our January 2011 Board meeting, we initiated a process for the full Board to review and determine our Directors’ and nominees’ qualifications. As part of this process, the Nominating Committee solicited a self-assessment in the form of a skills matrix from each Director, pursuant to which the Nominating Committee asked each Director to personally assess their ability to meet the requirements described in this section and in the Nominating Committee’s charter. The Nominating Committee will also periodically assess our current Board, and, as it considers additional candidates for the Board, assess them to determine whether there are attributes which it should particularly focus on with those candidates and that we would most benefit from adding to our Board. Based on the compiled results of these responses, the Nominating Committee and the Board have determined that, in light of our business structure, we currently have the right mix of Directors for our strategic path.

Many of the attributes set forth in this section are self-explanatory. The Board also considers diversity, as noted below, when considering Director nominees, taking into consideration not only diversity of national origin, gender, age and race, but also of profession and geographic experience. Although diversity is included as a selection criterion under our Nominating Committee’s charter, our Board has not at this time adopted a separate diversity policy.

The Nominating Committee will consider all nominees in the same manner regardless of the source of the recommendation of such nominee. The Nominating Committee will consider recommendations for director candidates from stockholders if such recommendations are in writing and set forth the following information:

1.	The full legal name, address and telephone number of the stockholder recommending the candidate for consideration and whether that person is acting on behalf of or in concert with other beneficial owners, and if so, the same information with respect to them.

2.	The number of shares held by any such person as of a recent date and how long such shares have been held, or if such shares are held in street name, reasonable evidence satisfactory to the Nominating Committee of such person’s ownership of such shares as of a recent date.

3.	The full legal name, address and telephone number of the proposed nominee for director.

4.	A reasonably detailed description of the proposed nominee’s background, experience and qualifications, financial literacy and expertise, as well as any other information required to be disclosed in the solicitation for proxies for election of directors pursuant to the rules of the SEC, and the reasons why, in the opinion of the recommending stockholder, the proposed nominee is qualified and suited to be one of our directors.

5.	Disclosure of any direct or indirect relationship (or arrangements or understandings) between the recommending stockholder and the proposed nominee (or any of their respective affiliates).

6.	Disclosure of any direct or indirect relationship between the proposed nominee and us, any of our employees or other Directors, any beneficial owner of more than 5% of our common stock, or any of their respective affiliates.

7.	Disclosure of any direct or indirect interest that the recommending stockholder or proposed nominee may have with respect to any pending or potential proposal or other matter to be considered at this Annual Meeting or any subsequent annual meeting of our stockholders.

8.	A written, signed, and notarized acknowledgement from the proposed nominee consenting to such recommendation by the recommending stockholder, confirming that he or she will serve as a director if so elected and consenting to our undertaking of an investigation into his or her background, experience and qualifications, any direct or indirect relationship with the recommending stockholder, us, our management or 5% stockholders, or interests in proposals or matters, and any other matter reasonably deemed relevant by the Nominating Committee to its considerations of such person as a potential candidate.

This information must be submitted as provided under the heading “STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2013 ANNUAL MEETING OF STOCKHOLDERS.”

There have been no material changes to the procedures relating to stockholder nominations during 2011. The Nominating Committee believes that these procedural requirements are intended solely to ensure that it has a sufficient basis on which to assess potential candidates and are not intended to discourage or interfere with appropriate stockholder nominations. The Nominating Committee does not believe that any such requirements subject any stockholder or stockholder nominee to any unreasonable burden. The Nominating Committee and the Board reserve the right to change the above procedural requirements from time to time and/or waive some or all of the foregoing requirements with respect to certain nominees, but any such waiver shall not preclude the Nominating Committee from insisting upon compliance with any and all of the above requirements by any other recommending stockholder or proposed nominees.

Once candidates are identified, the Nominating Committee conducts an evaluation of the candidate. The evaluation generally includes interviews and background and reference checks. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. While the Nominating Committee has not established minimum criteria for a candidate, it has established important factors to consider in evaluating a candidate. These factors include the following (although candidates need not possess all of the following characteristics, and not all factors are weighted equally):

•	integrity and strength of character,

•	mature judgment,

•	strategic thinking,

•	demonstrated leadership skills,

•	business experience, including relevant industry experience,

•	experience with international business issues and risk,

•	public company experience,

•	innovation, technology or information technology expertise,

•	brand marketing expertise,

•	availability,

•	career specialization,

•	relevant technical skills,

•	diversity, and

•	the extent to which the candidate would fill a present need on the Board.

If the Nominating Committee determines that an individual should be nominated as a candidate, the individual’s nomination is then recommended to the Board, who may in turn conduct its own review to the extent it deems appropriate. When the Board has agreed upon a candidate to be nominated at an Annual Meeting of Stockholders, that candidate is then recommended to the stockholders for election at the Annual Meeting of Stockholders.

All of our current Directors are standing for reelection. Each of the Directors standing for reelection has been recommended by the Nominating Committee to the Board for election as our directors at the Annual Meeting and the Board has approved the recommendation.

PROPOSAL 1: ELECTION OF DIRECTORS

The first proposal to be voted on at the Annual Meeting is the election of the following eight Directors, each of whom is recommended by the Board. If elected, the Directors will hold office from election until the next Annual Meeting or until their successors are elected or appointed and qualified. Biographical information about each of these nominees is included below.

The Board recommends that stockholders vote “FOR” the election of each of the following nominees:

K. G. Eddy,

D. C. Everitt,

S. E. Graham,

T. D. Growcock,

H. W. Knueppel,

J. M. Loree,

A. J. Sordoni, III, and

R. C. Wilburn;

Nominees for Director

The information set forth below states the name of each nominee for Director, his or her age (as of March 2, 2012), a listing of present and recent employment positions, the year in which he or she first became a Director of the Company, other directorships held, the nominee’s specific experience, qualifications, attributes or skills that qualify him or her to serve as a Director of the Company and the committees of the Board on which the individual serves.

Name	Age	Position with the Company, Prior Business Experience and Qualifications, Attributes and Skills	Director of the Company Since
K. G. Eddy	61

Certified Public Accountant. Founding partner of McDonough, Eddy, Parsons & Baylous, AC (a public accounting firm) since 1981. Chairman of the Board of Directors of the American Institute of Certified Public Accountants (“AICPA”) between 2000 and 2001. Current member of the AICPA Governing Council, Secretary of the West Virginia Higher Education Policy Commission. Member of the Board of Directors and Chairman of the Audit Committee of West Virginia United Health System, Inc. (“WVUHS”). Lead Director and Member of the Audit Committee.

Ms. Eddy brings over 30 years of financial accounting and consulting experience to our Board. Ms. Eddy has served as a certified public accountant for 32 years, providing accounting, auditing and tax services, and corporate financial consulting services in the areas of compensation and benefits, projections and forecasts for mergers and acquisitions and corporate planning purposes, for a wide range of clients. Her excellence in her field has been recognized through her past service as Chairman of the AICPA and her receipt of the AICPA gold medal for distinguished service. She continues to serve the AICPA as a member of the Risk Management and Internal Control Advisory Panel. This position provides her with insight into best practices related to Risk Management and Internal Controls. Ms. Eddy’s leadership abilities have also been recognized through her appointment as Chairman of the West Virginia Jobs Investment Trust Board (the “Trust Board”), a position she held from 1993 to 1997. Ms. Eddy led the evaluation and commitment of loans and investments by the Trust Board in a variety of industries. Ms. Eddy has further demonstrated her leadership skills as Chairman of the Board of Directors of Camden Clark Memorial Hospital in Parkersburg, West Virginia from 1997 to 2000. During her tenure as Chairman, she led the development of the compensation evaluation process of the President and CEO, including the establishment of measurable corporate goals and objectives. Ms. Eddy continues to serve on Camden Clark’s Board of Directors and on its Audit Committee. In 2011, Ms . Eddy was elected to the board of WVUHS, the largest health care system in West Virginia. Ms. Eddy also stays current on corporate governance issues by attending at least one corporate governance conference annually. Ms. Eddy’s extensive accounting career, her long tenure as a member of the Company’s Board, Audit Committee and Nominating Committee and, therefore, her knowledge of the Company, its finances and strategic direction and her demonstrated leadership skills make her an integral part of our Board.

			2004

Name	Age	Position with the Company, Prior Business Experience and Qualifications, Attributes and Skills	Director of the Company Since
D. C. Everitt	59

Co-leader of the Agriculture and Turf division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry, and lawn and grounds care equipment), the company’s largest operating group, where he has served as President — North America, Asia, Australia, Sub-Saharan and South Africa and Global Tractor and Turf Products. Prior to his current position, he was appointed President, Agricultural Division — North America, Australia, Asia and Global Tractor and Implement Sourcing in January 2006. In 2001, Mr. Everitt was appointed President, Agricultural Division — Europe, Africa, South America and Global Harvesting Equipment Sourcing. Mr. Everitt is a Director and Member of the Executive Committee of Scott County YMCA. In August 2011, he was appointed to the Board of Directors of Gates Corporation. Member of the Audit and Compensation Committees.

Mr. Everitt’s senior leadership roles across various Deere & Company entities, combined with his engineering experience and global expertise, will allow him to contribute his knowledge and experiences as an international business leader to our Board.

			2010
S. E. Graham	66

Vice Chairman of Skanska AB (a leading provider of construction services) since April 2011. Served as Chairman of Skanska USA from September 2008 until January 2010. From 2002 until his retirement in April 2008, Mr. Graham served as President and CEO of Skanska AB, one of the world’s largest construction groups. From 2000 to 2002, Mr. Graham served as Executive Vice President and as a member of the Senior Executive Team of Skanska AB. Mr. Graham’s career includes more than four decades of worldwide experience in the infrastructure and construction industry, including executive management responsibilities for Skanska’s business units in the United States and United Kingdom, Hong Kong and Latin America. Mr. Graham has also served as Chairman of the Engineering and Construction Governors Council of the World Economic Forum and founded the Engineering and Construction Risk Institute. He is a member of the Board of Directors of Industrivarden AB, Skanska AB and PPL Corporation. Mr. Graham is Chairman of the Audit, Compensation and Project Review Committees of Skanska. He is a member of the Compensation and Nuclear Oversight Committees of PPL. From 2006 to 2011, Mr. Graham was a member of the Board of Directors of Securitas AB. Member of the Audit Committee and Chairman of the Nominating and Corporate Governance Committee.

Mr. Graham’s extensive experience in the infrastructure and construction industries and his senior leadership roles across various Skanska entities enable Mr. Graham to be an effective Board member who demonstrates an in-depth understanding of our global business needs. He has lived and worked outside the United States for many years leading a large, multinational European construction group. This experience is an invaluable asset to the Board. Mr. Graham further contributes leadership and consensus-building skills as a member of our Audit and Nominating Committees. His membership on other public company boards also enhances his contribution to the Board.

			2009

Name	Age	Position with the Company, Prior Business Experience and Qualifications, Attributes and Skills	Director of the Company Since
T. D. Growcock	66

Retired Chairman of the Board of The Manitowoc Company (a worldwide provider of lifting equipment and foodservice equipment, and a North American mid-size shipbuilder). Served as Chairman of The Manitowoc Company from mid-2007 until December 2008. Previously served as Chairman and CEO of The Manitowoc Company from 2002 until mid-2007. Served as Manitowoc’s President and CEO from 1998 to 2002. Served as President of Manitowoc Foodservice Group from 1995 to 1998. Served as Executive Vice President of Manitowoc Ice from 1994 to 1995. Served in numerous management and executive positions with Invensys plc (a global industrial automation, transportation and controls group), formerly known as Siebe plc, and United Technologies Corporation (a diversified provider of high technology products) prior to joining Manitowoc in 1994. He is a former Chairman of Wisconsin Manufacturers and Commerce, one of the state’s leading business associations. Mr. Growcock is a Director of Harris Corporation and Carlisle Companies, Inc. Chairman of the Compensation Committee and member of the Nominating Committee.

Mr. Growcock has served as a member of several corporate governance panels, which experience helps inform his judgment as a member of our Nominating Committee. Mr. Growcock has also led and directed global industrial businesses, which contributed to the development of his judgment and risk assessment skills as a Board member. These skills allow him to contribute his experiences as an international business leader and his knowledge with regard to global procurement matters, economic value added, or EVA®, LeanSigma® and strategic planning, which initiatives currently contribute to the positioning of our business in 2012 and beyond. His membership on other public company boards also enhances his contribution to the Board.

			2008
H. W. Knueppel	63

Interim Chairman and CEO since February 23, 2012. Served as Chairman between April 2006 and December 2011 and served as CEO between April 2005 and May 2011 of Regal Beloit Corporation (a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets). Served as President and Chief Operating Officer of Regal Beloit Corporation from April 2002 to December 2005. Served as Executive Vice President of Regal Beloit Corporation from 1987 to April 2002. Mr. Knueppel joined Regal Beloit Corporation in 1979. Mr. Knueppel is a Director of Regal Beloit Corporation and Snap-On Corporation.

Mr. Knueppel’s leadership roles with Regal Beloit have allowed him to bring to the Board his demonstrated management ability at senior levels. Mr. Knueppel’s position as CEO of Regal Beloit has also led to his developing a critical level of insight into the operational requirements of a large, multinational company. Mr. Knueppel’s service as a director of another public company brings additional value to Harsco’s Board.

			2008
J. M. Loree	53	Executive Vice President and Chief Operating Officer of Stanley Black & Decker (a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions and engineered fastening systems), a position he has held since the beginning of 2009, first with Stanley Works (a worldwide manufacturer and marketer of tools, hardware and specialty hardware products for home improvement, consumer, industrial and professional use) and subsequently since the merger of Stanley and Black & Decker, which was completed in March 2010. Before that, Mr. Loree served as Executive Vice President and CFO of Stanley, having joined the company in 1999 from General Electric (a diversified infrastructure, finance and media company) where he served for almost 20 years, including as Vice President for Finance and Strategic Planning within GE Capital (a global provider of an array of financial products and services). Chairman of the Audit Committee and member of the Nominating Committee.	2010

Name	Age	Position with the Company, Prior Business Experience and Qualifications, Attributes and Skills	Director of the Company Since
		Mr. Loree brings an in-depth knowledge of the manufacturing and industrial services industries and a well-developed understanding of the business issues and risks facing a global business in today’s environment, as a result of his many years with Stanley Black & Decker and General Electric and his senior leadership roles within both companies. Mr. Loree’s financial acumen is also of benefit to our Board.
A. J. Sordoni, III	68

Chairman of Sordoni Construction Services, Inc. (a building construction and management services company) and has been employed by that company since 1967. Director of Aqua America, Inc. Member of the Nominating and Compensation Committees.

Mr. Sordoni is an experienced, independent Director who has served as a director of public companies for more than 40 years and as a member of our Board for more than 20 years. Mr. Sordoni’s public company experience has included tenures in the banking, energy and utility fields, service which allows him to bring notable, multi-industry experience to the Board. Mr. Sordoni’s experience in the construction industry makes him particularly suited to serve as a Director of the Company. Finally, Mr. Sordoni’s service on numerous public and private boards gives him valuable knowledge and perspective, which enhances his contributions to the Board.

			1988
R. C. Wilburn	68

Distinguished Service Professor at Carnegie Mellon University and Principal of The Wilburn Group (a management consulting firm). Former President of The Gettysburg Foundation (a nonprofit educational institution) between 2000 and 2009. Former President and CEO of the Colonial Williamsburg Foundation (a historic preservation organization with resort facilities) between 1992 and 1999. Other former positions include President of Carnegie Institute and Carnegie Library, and Secretary of Budget and Administration and Secretary of Education for the Commonwealth of Pennsylvania. Mr. Wilburn served as President of Indiana University of Pennsylvania and has held several senior positions at Chase Manhattan Bank. He is a Director of Erie Indemnity Company. Mr. Wilburn is currently a Trustee at St. Vincent College since 2001. He is also the Director of the Gettysburg Foundation, Director at the Education Policy and Leadership Center (EPLC) and a Director at Fort Ligonier. Member of the Nominating and Compensation Committees.

Mr. Wilburn is our longest-serving Board member, providing over 20 years of Board experience as well as extensive knowledge of our business. This, combined with his service on numerous public boards and chairmanship of two audit committees, three compensation committees and two nominating committees over his illustrious career, provide Mr. Wilburn with well-rounded, Board-level leadership capabilities that would be difficult to duplicate. Mr. Wilburn’s leadership skills and business experience have enabled him to be a particularly effective Board member who has been able to strongly contribute to the Board. Mr. Wilburn also has extensive government experience at both the state and national level and has led a distinguished career in finance and education.

			1986

NON-EMPLOYEE DIRECTOR COMPENSATION

The general policy of our Board is that compensation for non-employee Directors should be a mix of cash and equity-based compensation. Our Compensation Committee has the primary responsibility to review and consider any revisions to Director compensation. As part of this responsibility, the Committee annually reviews market data regarding comparable director compensation programs. This data is prepared by management utilizing several broad board compensation studies completed within one year of the Compensation Committee’s review.

Annual compensation for non-employee Directors for 2011 was comprised of the following components:

Annual Retainer:	$35,000
Lead Director Fee (Annual):	$20,000
Audit Committee Chair Fee (Annual):	$12,250
Compensation Committee Chair Fee and Nominating Committee Chair Fee (Annual):	$ 7,500
Board Meeting Fee (Per Meeting):	$ 1,500
Committee Meeting Fee (Per Meeting):	$ 1,500
Other Meetings and Duties (Per Day):	$ 1,500
Telephonic Meeting Fee (Per Meeting):	$ 750

Restricted Stock Units (RSUs):	Restricted stock units equal to a dollar value of $90,000 annually issued at a grant price equal to the average of the high and low market price on the date of grant. Grant date is the first business day of May.
Plan Participation:	Deferred Compensation Plan for Non-Employee Directors

Our Board members have instituted a stockholding requirement for Board members equal to five times their annual retainer. Board members have three years from the date they join the Board to comply with this requirement.

Directors are reimbursed for reasonable travel expenses related to attendance at Board or committee meetings.

Restricted stock units are granted under the 1995 Non-Employee Directors’ Stock Plan. Each restricted stock unit vests at the close of business on the earlier of (i) the first anniversary of the grant date or (ii) the annual meeting of stockholders in the year immediately following the year of grant, subject to accelerated vesting in full if service as a Director terminates due to death, disability or under a mandatory retirement policy, and subject to pro rata vesting in the event of termination of service in other circumstances. Each restricted stock unit will be settled by issuance of a share of Harsco common stock upon termination of the individual’s service as a Director. Dividend equivalents on the restricted stock units are not credited prior to vesting, but are credited thereafter.

The Deferred Compensation Plan for Non-Employee Directors allows each non-employee Director to defer all or a portion of his or her Director compensation until some future date selected by the Director. Pursuant to the Director’s election, the accumulated deferred compensation is held in either an interest-bearing account or a Company phantom share account. The interest-bearing deferred account accumulates notional interest on the account balance at a rate equal to the five-year United States Treasury Note yield rate in effect from time to time. Contributions to the phantom stock account are recorded as notional shares of the Company common stock. Deferred amounts are credited to the Director’s account quarterly on the 15th of February, May, August and November. The number of phantom shares recorded is equal to the number of shares of common stock that the deferred compensation would have purchased at the market price of the stock on the day the account is credited. Dividends earned on the phantom shares are credited to the account as additional phantom shares. All phantom shares are non-voting and payments out of the account are made solely in cash, based upon the market price of the common stock on the date of payment selected by the Director. Under certain circumstances, the accounts may be paid out early upon termination of directorship following a change in control.

Directors who are actively employed by us receive no additional compensation for serving as Directors, and we do not pay consulting or professional service fees to Directors.

2011 Director Compensation

The table below details the compensation earned by our non-employee Directors for 2011:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)
Kathy G. Eddy	74,167	87,810	-0-	-0-	161,977
David C. Everitt	53,750	87,810	-0-	-0-	141,560
Stuart E. Graham	65,750	87,810	-0-	-0-	153,560
Terry D. Growcock	67,250	87,810	-0-	-0-	155,060
Henry W. Knueppel	64,646	87,810	-0-	-0-	152,456
James M. Loree	53,750	87,810	-0-	-0-	141,560
Andrew J. Sordoni, III	59,750	87,810	-0-	-0-	147,560
Robert C. Wilburn	65,667	87,810	-0-	-0-	153,477

(1)	Includes fees associated with chairing a Board committee and meeting fees.

(2)	The amounts shown in this column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 for the restricted stock units granted during 2011, as further described below.

Each non-employee Director was granted 2,524 restricted stock units on May 2, 2011. These restricted stock units vest on April 24, 2012 and are payable in common stock within 60 days following the termination of the non-employee Director’s service as a Director. The aggregate grant date fair value of each non-employee Director’s 2011 restricted stock unit award shown above was computed in accordance with FASB ASC Topic 718, at a per share grant date fair value of $34.79, which was determined using the average of the high and low price of the stock on the previous day’s trading, less a discount for dividends not received during the vesting period. The information in this column does not reflect an estimate for forfeitures, and none of these awards has been forfeited as of March 2, 2012.

See Note 13, “Stock-Based Compensation” to Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions used by us to calculate share-based compensation expense under FASB ASC Topic 718.

As of December 31, 2011, non-employee Directors held the following restricted stock units, all of which were vested except for the 2,524 restricted stock units granted in 2011: Ms. Eddy, 15,051; Mr. Everitt, 2,524; Mr. Graham, 6,689; Mr. Growcock, 8,861;

Mr. Knueppel, 6,689; Mr. Loree, 2,524; Mr. Sordoni, 16,213; and Mr. Wilburn, 16,213. As of December 31, 2011, non-employee Directors held the following stock options, which were fully vested and exercisable: Mr. Sordoni. 8,000; Mr. Wilburn, 8,000.

SHARE OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of our outstanding voting securities, stock options and other stock equivalents by: (1) Our former CEO, our CFO and the other three executive officers named in the 2012 Summary Compensation Table, who we refer to collectively as our named executive officers; (2) each Director; (3) all Directors and executive officers as a group; and (4) certain beneficial owners of more than 5% of the common stock. All of our outstanding voting securities are common stock.

Beneficial ownership information in the table is as of March 2, 2012, except the number of shares beneficially owned by beneficial owners of more than 5% of the common stock is as of the date stated in footnote (7) to the table (percentages are calculated assuming continued beneficial ownership at March 2, 2012).

	Number of Shares Beneficially Owned(1)		Percent of Class		Number of Exercisable Options(2)	Number of Other Stock Equivalents
Named Executive Officers
S. D. Fazzolari(3)	106,454			*	-0-	12,090	(4)
S. J. Schnoor	15,084			*	-0-	843	(4)
I. J. Harrington	22,544			*	-0-	299
G.J. Claro	10,305			*	-0-	-0-
M. E. Kimmel	26,306			*	-0-	1,963	(4)
Directors who are not Named Executive Officers					-0-
K. G. Eddy	2,000			*	-0-	15,162	(6)
D. C. Everitt	-0-			*	-0-	2,524	(6)
S. E. Graham	5,000			*	-0-	6,725	(6)
T. D. Growcock	1,000			*	-0-	9,582	(6)
H. W. Knueppel	1,000			*	-0-	6,725	(6)
J. M. Loree	-0-			*	-0-	2,524	(6)
A. J. Sordoni, III	213,870	(5)		*	8,000	16,333	(6)
R. C. Wilburn	7,000			*	8,000	19,788	(6)
All Directors and executive officers as a group (16 persons in total, including those listed above)	430,706			*	16,000	94,778
More Than 5% Beneficial Owners(7)
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022	4,630,060		5.7
EARNEST Partners, LLC 1180 Peachtree Street NE Suite 2300 Atlanta, GA 30309	4,285,892		5.3
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	4,237,795		5.3

*	Less than one percent.

(1)	Includes, in the case of Messrs. Fazzolari, Schnoor, Harrington, Claro, Kimmel and all Directors and executive officers as a group, 21,217 shares, 2,349 shares, 569 shares, -0- shares, 2,374 shares, and 39,749 shares respectively, pursuant to our Retirement Savings and Investment Plan in respect of which such persons have shared voting power and sole investment power.

(2)	Represents all stock options exercisable within 60 days of March 2, 2012 awarded under the 1995 Executive Incentive Compensation Plan (the “1995 Incentive Plan”), and the 1995 Non-Employee Directors’ Stock Plan. Unexercised stock options have no voting power.

(3)	Mr. Fazzolari resigned as Chairman, President and CEO of the Company effective February 23, 2012.

(4)	Includes non-voting phantom shares held under the Supplemental Retirement Benefit Plan which will ultimately be paid out in cash based upon the value of shares of common stock at the time of the payout, as well as non-voting phantom shares held in our non-qualified Retirement Savings and Investment Plan.

(5)	Includes 42,600 shares owned by his spouse as to which Mr. Sordoni disclaims beneficial ownership.

(6)	Certain Directors have elected to defer a portion of their Directors’ fees in the form of credits for non-voting phantom shares under the terms of our Deferred Compensation Plan for Non-Employee Directors. These phantom shares are included. They will ultimately be paid out in cash based upon the value of the shares at the time of payout. Also includes 500, 750, 1,000, 2,000, 2,000, 2,000, 2,000 and 2,524 restricted stock units that were granted under the 1995 Non-Employee Directors’ Stock Plan on May 3, 2004, May 2, 2005, May 1, 2006, May 1, 2007, May 1, 2008, May 1, 2009, May 3, 2010 and May 2, 2011, respectively.

(7)	The information for BlackRock, Inc. is derived from a Schedule 13G/A filing by such person with the SEC in February 2012, reporting sole voting power over 4,630,060 shares, shared voting power over zero shares and sole dispositive power over 4,630,060 shares at December 30, 2011. The information for EARNEST Partners, LLC is derived from a Schedule 13G filing by such person with the SEC in March 2012, reporting sole voting power over 1,659,527 shares, shared voting power over 1,353,818 shares and sole dispositive power over 4,285,892 shares at February 29, 2012. The information for The Vanguard Group is derived from a Schedule 13G filing by such person with the SEC in February 2012, reporting sole voting power and shared dispositive power over 55,688 shares, shared voting power over zero shares and sole dispositive power over 4,182,107 shares at December 31, 2011.

Except as otherwise stated, each individual or entity has sole voting and investment power over the shares set forth opposite his, her or its name. None of the Directors and executive officers individually beneficially owned more than 1% of our common stock, and our Directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock. The mailing address for our Directors and executive officers is c/o Harsco Corporation, Corporate Secretary, 350 Poplar Church Road, Camp Hill, PA 17011.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four Directors, each of whom is considered independent under the rules of the NYSE Euronext and the SEC. The Audit Committee has, as part of its membership, an individual who satisfies the definition of a “financial expert,” as promulgated by the SEC. Ms. Kathy Eddy, a certified public accountant and former Chairman of the American Institute of Certified Public Accountants, has been a member of the Audit Committee since September 28, 2004. The Board has determined that Ms. Eddy is a “financial expert.”

Mr. Knueppel served as Chairman of the Audit Committee until February 23, 2012, when he became Interim Chairman and CEO of Harsco.

The Audit Committee operates pursuant to a written charter that was adopted in 1992 and most recently amended in September 2011. A copy of the Audit Committee Charter can be viewed at the Corporate Governance section of our website at www.harsco.com/about-us.

The Audit Committee reports to and acts on behalf of the Board by monitoring our financial reporting processes and system of internal controls, and supervising our internal auditors and overseeing the independence and performance of the independent auditors. In carrying out these responsibilities, the Audit Committee discussed with our internal auditors and independent auditors the overall scope and plans for their respective audits of our financial statements. The Audit Committee also meets privately (and in separate meetings) with members of management, our independent auditors and our internal auditors following each Audit Committee meeting and as may otherwise be needed. The Audit Committee meets with management and with the independent auditors each quarter to review and discuss our Annual Report on Form 10-K and quarterly reports on Form 10-Q prior to their filing with the SEC, and the full Audit Committee meets with management and our independent auditors to review and discuss our Quarterly Earnings Releases prior to their release.

While the Audit Committee and Board monitor our financial record keeping and controls, it is our management that is ultimately responsible for our financial reporting process, including our system of internal controls, disclosure control procedures and the preparation of the financial statements. The independent auditors support the financial reporting process by performing an audit of our financial statements and issuing a report thereon.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited consolidated financial statements for the year ended December 31, 2011 and related periods. These discussions focused on the quality, not just the acceptability, of the accounting principles used by us, key accounting policies followed in the preparation of the financial statements and the reasonableness of significant judgments made by management in the preparation of the financial statements and alternatives that may be available.

In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1., AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee’s review of the representations of management and the report of the independent auditors, the Audit Committee recommended to our Board, and our Board approved, that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE:

J. M. Loree, Chairman

K. G. Eddy

D. C. Everitt

S. E. Graham

FEES BILLED BY THE INDEPENDENT AUDITORS FOR AUDIT AND NON-AUDIT SERVICES

The following table sets forth the amount of audit fees, audit-related fees, tax fees and all other fees billed or expected to be billed by PricewaterhouseCoopers LLP, our principal auditor for the fiscal years ended December 31, 2011 and December 31, 2010.

	Amount 2011	Amount 2010
Audit Fees(1)	$5,575,851	$5,041,105
Audit-Related Fees(2)	$510,847	$356,182
Tax Fees(3)	$1,762,554	$1,108,528
All Other Fees(4)	$14,848	$4,500
Total Fees	$7,864,100	$6,510,315

(1)	Includes the integrated audit of the consolidated financial statements and internal controls over financial reporting as well as statutory audits and quarterly reviews.

(2)	Includes due diligence procedures, issuance of comfort letters, audits of employee benefit plans and accounting consultations.

(3)	Includes services performed in connection with income tax services other than those directly related to the audit of the income tax accrual. Tax compliance services were $799,662 and $724,225 in 2011 and 2010, respectively.

(4)	Includes training fees and procedures and licensing fees for software products.

The Audit Committee has considered the possible effect of non-audit services on the auditors’ independence and pre-approved the type of non-audit services that were rendered. The Audit Committee has adopted a policy for pre-approval of audit, non-audit and tax services by the independent auditors. The Audit Committee may pre-approve services, such as the annual audit fee and statutory audits. The services to be provided are to be reviewed with the Audit Committee and approval is given for a specific dollar amount and for a period of not greater than 12 months. Services that are not pre-approved in this manner must be pre-approved on a case-by-case basis throughout the year. Additionally, if the pre-approved fee is to be exceeded, the Audit Committee must be advised of such overruns. In making its decision regarding the approval of services, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the independent auditor is best positioned to provide such services and whether the services might enhance our ability to manage or control risk or improve audit quality. No services were provided during the last two fiscal years pursuant to the de minimis safe harbor exception from the pre-approval requirements. All of the fees included in the table above under Audit-Related Fees, Tax Fees and All Other Fees were pre-approved by the Audit Committee, or, if the pre-approval amount was exceeded, the Audit Committee was informed.

PROPOSAL 2: APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has designated PricewaterhouseCoopers LLP as independent auditors to audit our financial statements for the fiscal year ending December 31, 2012. This firm has audited the financial statements of the Company and its predecessors since 1929. Although not required to do so by law or otherwise, the Audit Committee desires that stockholders ratify its selection of PricewaterhouseCoopers LLP as our independent auditors. Therefore, the Audit Committee’s choice of independent auditors will be submitted for ratification or rejection at the Annual Meeting. In the absence of contrary direction from stockholders, all proxies that are submitted will be voted in favor of the confirmation of PricewaterhouseCoopers LLP as our independent auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting, with the opportunity to make a statement and answer questions of stockholders.

If this proposal is not ratified by at least a majority of the shares of outstanding common stock present in person or by proxy and entitled to vote on matters at the Annual Meeting, the appointment of the independent auditors will be reevaluated by the Audit Committee. Due to the difficulty and expense of making any substitution of auditors, it is unlikely that their appointment for the audit of the financial statements for the fiscal year ending December 31, 2012 would be changed. However, the Audit Committee may review whether to seek new independent auditors for the fiscal year ending December 31, 2013.

The Audit Committee, at its meeting held in July 2011, reviewed and approved the fee estimate for the annual audit of our fiscal 2011 financial statements and, taking into consideration the possible effect of non-audit services on the auditors’ independence, also reviewed specific non-audit services to be rendered for income tax services.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Introduction

Our Compensation Committee is responsible for Harsco’s executive compensation program, including the program’s underlying philosophy and related policies. This CD&A presents analysis about the detailed compensation decisions made and actions taken by our Compensation Committee for our named executive officers, or NEOs, for fiscal year 2011, which NEOs are:

•	Salvatore D. Fazzolari, former Chairman, President and CEO;

•	Galdino J. Claro, Executive Vice President and Group CEO, Harsco Metals & Minerals;

•	Ivor J. Harrington, Executive Vice President and Group CEO, Harsco Infrastructure;

•	Stephen J. Schnoor, Senior Vice President, Chief Financial Officer and Treasurer; and

•	Mark E. Kimmel, Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary.

On February 23, 2012, Mr. Fazzolari resigned as Chairman, President and Chief Executive Officer of the Company and as a director of the Company. Henry W. Knueppel, a director of the Company, began serving as the Company’s Interim Chairman and CEO as of February 23, 2012.

2011 Financial and Operational Performance

Harsco provides industrial services and engineered products to global industries that are fundamental to worldwide economic growth and infrastructure development. The Company’s operations fall into four reportable segments: Harsco Metals & Minerals; Harsco Infrastructure; Harsco Rail and Harsco Industrial. The Company has locations in over 50 countries, including the United States, and was incorporated in 1956.

Harsco entered 2011 with cautious optimism. Fiscal year 2011 instead brought yet another series of economic challenges, particularly in Europe. We responded by changing our path as the year progressed so that we could achieve improved performance despite the economic reality.

The Company’s 2011 revenues from continuing operations were $3.3 billion. Revenues increased in 2011 by 9% over 2010 as a result of increased global steel production, increased demand for products in our Harsco Industrial segment and increased volumes in our Harsco Infrastructure segment. Operating income for 2011 of $87.6 million was up over $13 million from 2010. This increase was the result of improved markets in the natural gas and industrial grating markets and realization of cost savings from the restructuring initiatives implemented in the fourth quarter of 2010.

While overall 2011 results were generally in line with our expectations, the economic turmoil in Europe did not allow us to achieve the improvement in our Harsco Infrastructure segment for which we had hoped. Nonetheless, in 2012 we will continue to address the still-fragile U.S. economy and continued uncertainties throughout several major global economies, particularly in non-residential construction markets in the United Kingdom and certain Western European countries. Our strong balance sheet, available liquidity and ability to generate strong operating cash flows serve to give us a strong base from which to tackle economic issues and create the increased value our stockholders expect.

2011 Compensation

Overview of Payouts and Grants

Pursuant to our pay for performance philosophy, when our overall financial results are not to the level we expect, our executives receive payouts from performance-based compensation that are below targeted levels.

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Annual Awards: Our annual incentive program is tied to achievement of specified Economic Value Added (“EVA®”) levels. EVA performance for 2011 resulted in an 84% payout of our annual incentives on a consolidated basis, which represented progress from 2010. Messrs. Claro and Harrington received different payouts at 145% and 130% of target, as more fully described below. Target opportunities were increased modestly in 2011 to better reflect opportunities at market median for commensurate performance.

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Long-Term Awards: Several cycles of long-term incentive awards that would have been payable in shares based on EVA (the 2008–2010 and the 2009–2011 cycles) were not paid out at all (0%) based on EVA achieved over the respective time periods. Long-term incentives for the 2010-2011 performance period paid out at only 7%. For the 2011–2013 cycle, half of the shares vest in three years if the NEO remains with the Company, and half will only vest to the extent that certain free cash flow and relative total shareholder return (“TSR”) measures are met. As executives received limited value from past cycles, the Compensation Committee deemed it necessary to grant stock options during 2011 to retain critical management skills in an effort to effect the turnaround described above. These options align executive interests with stockholder interest because if the Company’s stock price does not increase, they will be of no value to the executives. As with annual awards, target long-term awards in 2011 were increased modestly to better reflect opportunities at market median for commensurate performance.

In 2011, the non-performance based elements of our former CEO’s compensation grew minimally, or not at all. Specifically:

•	Base Salary: 2011 base salary was increased by only 2.8%, after a freeze since 2009, and was frozen again for 2012;

•	All Other Compensation: Reduced compared to 2010 and was modest in its levels; and

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Change in Pension Value and Nonqualified Deferred Compensation Earnings (as reported in the 2011 Summary Compensation Table): Amounts reported do not reflect increase in compensation or additional service credit, but instead reflect a change in the present value of the former CEO’s pension that in fact has been fully frozen since 2008. Thus, the change was driven not by any accrual of service credits for service since 2008 nor by any increase in final average compensation resulting from compensation earned since 2008, but instead resulted mainly from a reduction in prevailing interest rates used to calculate the present value of Mr. Fazzolari’s pension benefit at the end of 2011 (and to a small extent by the fact that present value increased as Mr. Fazzolari aged). Changes in Mr. Fazzolari’s pension value for 2010 and 2009 likewise resulted entirely from changes to present values and not from accruals of service credit or increases in compensation used to calculate the pension.

Governance Programs

Ongoing Policies

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Our compensation programs focus on good corporate governance and pay for performance, and incentivize and reward management to achieve our annual performance goals, which are specifically designed to reinforce the creation and enhancement of stockholder value. The programs utilize short-term and long-term compensation arrangements which are payable only if certain financial and individual business objectives are achieved and/or our stock price appreciates. At target performance levels, these performance-based arrangements represented at least 65% of CEO compensation and on average 58% of compensation for our other NEOs. See Compensation Mix section, page 30.

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Our compensation programs emphasize stockholder value by encouraging stock ownership. One hundred percent (100%) of Long-Term Incentive (LTI) annual value delivery for NEOs is in the form of equity instruments. This encourages managing from an owner’s perspective and aligns the interests of our executives with our stockholders.

•	Our compensation programs target all elements to provide compensation at the market median if target company performance is achieved.

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The Committee exercises discretion in taking compensation actions when necessary as a result of extraordinary changes in the economy, unusual events or significant changes in overall Company performance.

•	The severance agreements with NEOs do not provide for Internal Revenue Code Section 280G tax gross-ups.

2011 and 2012 Actions Taken to Improve Our Executive Compensation Program and Related Governance

We conducted our first advisory vote on NEO compensation in April 2011 and received 69.2% approval for our NEO compensation program. During 2011 and early 2012, the Compensation Committee took significant actions to ensure our executive compensation programs foster good governance and pay-for-performance, focus on the long term and align NEO interests with those of stockholders, including:

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Base salaries: The NEOs’ base salaries were frozen through all of fiscal year 2010 and the first half of 2011. In July 2011, moderate increases were provided to the NEOs as approved by the Committee. Two executives received more significant raises as the Committee sought to align their salaries with market practices. A further 18-month freeze through January 2013 following the July 2011 increases was also put in effect;

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Long-term equity awards: After a thorough and thoughtful review by the Committee, the decision was made for the three-year cycle beginning in 2011, to retain time-based and performance-based vesting periods for our annual grants, and to retain the performance metrics of free cash flow and relative total shareholder return. The Committee felt that this would maintain the linkage between long-term incentives, performance, executive retention and the creation of long-term stockholder value;

•	Former CEO’s compensation: The Committee undertook a comprehensive review of Mr. Fazzolari’s compensation to ensure it was aligned with stockholder return;

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Stockholder outreach: We initiated and conducted correspondence and direct interaction with our largest institutional stockholders with the goal of communicating improvements to our executive compensation practices;

•	Clawback policy: We adopted on a voluntary basis in advance of final Dodd-Frank Act clawback rules a clawback policy that applies to our incentive compensation;

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Repricing/Reloads: We adopted changes to our equity plan on a voluntary basis that prohibit the repricing of underwater stock options and SARs without stockholder approval and expressly prohibiting reload options; and

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Specific performance goals: We will continue to provide robust disclosure about our programs and have committed to disclose certain current-year performance goals in upcoming Proxy Statements to demonstrate what we believe are strong linkages between our incentive pay programs and performance.

More information on these and other governance practices, how we considered the results of our first advisory vote on NEO compensation and the impact on our compensation policies and decisions, is included on pages 66 through 71.

Former CEO Compensation and Stockholder Return

This CD&A and the tables and narrative that follow explain our former CEO’s compensation in compliance with required SEC reporting. However, such compensation disclosures may obscure the degree to which pay and performance are linked. In assessing our pay programs and making compensation determinations, it is important to note that the Compensation Committee evaluates the pay for performance link by assessing the relationship of pay actually realized—especially equity awards actually earned—for the year, to our business performance for the corresponding year. The Committee believes this view is more appropriate and accurate than relying on pay numbers generated, for example, by rigid accounting values established upfront for our equity awards, or yearly increases in potential pension amounts largely driven by changes in interest rates. The Committee believes that realized pay shows our stockholders with more precision the extent to which we have paid our executives in recent years commensurate with the performance experienced by the Company for those years. The following chart demonstrates this view with respect to Mr. Fazzolari’s recent compensation, which has been aligned with our performance:

Although our relative TSR results for the 2008-2010 and 2009-2011 performance periods have lagged that of most of our Peer Group companies (see Impact of the Consideration of Market Data section for Peer Group details), Mr. Fazzolari’s realized compensation also lagged that of his Peer Group CEOs. This alignment of pay and performance demonstrates that the Committee’s compensation decisions are intended to motivate our CEO and our other NEOs to achieve meaningful results regarding our key metrics and goals and long-term stockholder value. However, when our executives have been unable to deliver superior results, as has been the case in recent years, their realized pay has tracked this performance at a level well below their potential pay opportunities.

Core Compensation Philosophy and Objectives

The major objectives of our executive compensation program and the ways these objectives are achieved are described in the following table:

Compensation Objective	How Objective is Achieved

Rewarding executives for sustained financial performance

•  Annual incentive plan, or AIP, is tied to EVA, to closely align pay with performance

•  Long-term incentive plan, or LTIP, has pre-established targets at a Company level

•  An increasing portion of the officers’ total compensation is based on performance as their position increases

Aligning the interests of executives with the interests of stockholders

•  Performance-based portion of LTIP represents a large portion of long-term incentives

•  Stock ownership requirements are in place for all NEOs

•  Recent option grants assure that stockholders will attain value before any benefits are recognized by management

Attracting and retaining highly motivated and talented executives

•  All compensation elements are targeted at the general industry market median

•  Pay-for-performance emphasis attracts executives that are innovative and willing to risk a larger share of their compensation on their respective business unit’s performance and the performance of the Company overall

•  Performance based portion of LTIP and option grants have multi-year time vesting elements with forfeiture of unvested awards if an executive leaves

Elements of 2011 Compensation Program

The elements of our 2011 executive compensation program are described in the following table.

Component	Description
Base Salary	Fixed annual cash amount based on competitive salary data

Annual Incentive Compensation	Variable annual cash payments based on the achievement of independently pre-established EVA targets, both at a Company and division level

Long-Term Incentive Compensation	Time-based and performance-based incentive awards provided at levels determined based on overall Company achievement

Perquisites	Non-cash compensation designed to attract and retain executives and provide a competitive compensation package

Retirement Benefits	Defined contribution plans and pension plan benefits similar in form to benefits available to our other employees

Post-Employment Payments	Contingent in nature and payable only if an NEO’s employment is terminated as specified under the arrangements of various plans

Compensation Mix

In 2011, as reflected in the following charts, the Committee awarded the majority of each NEO’s total direct pay opportunity in the form of:

•	Long-term compensation (time-based and performance-based awards and stock options) as compared to annual or short-term compensation (salary and annual incentive); and

•	Performance-based compensation (annual incentive, performance-based RSUs and stock options) as compared to non performance-based compensation (salary and time-based RSUs).

The charts above include 2011 base salary as disclosed in the 2011 Summary Compensation Table and 2011 target annual incentive, 2011 award of performance-based awards (at target) and time-based awards and the value of the 2011 special time-based stock options as disclosed in the 2011 Grants of Plan-Based Awards Table.

Determining 2011 Named Executive Officer Compensation

Based on our compensation philosophy, we initially establish pay levels at or near the 50th percentile of market for executives in similar positions. We compete against companies in many industries for executive talent. Because we believe that our most direct competitors for executive talent are not necessarily all of the companies that would be included in our Peer Group, we focus on general industry national survey data of companies which are of a similar size to us based on revenue to establish market pay levels (“Survey Data”) and review compensation programs and compensation levels of 14 publicly-traded companies that the Committee and management agreed are peer companies (“Peer Group”) to provide another perspective on pay competitiveness. Survey Data was gathered and prepared by Towers Watson and Peer Group data was prepared by Pearl Meyer & Partners (see Role of Compensation Consultants below).

General Process.

Executive compensation decisions at Harsco are the product of several factors, modified by judgment and discretion as necessary. The predominant factors include:

•	key financial measurements consisting of revenue, operating EVA and free cash flow;

•	strategic initiatives such as business restructurings and implementation of lean process improvements;

•	achievement of specific operational goals relating to the sphere of influence led by the executive; and

•	compensation reflected in Survey Data and Peer Group data.

Role of Compensation Committee. All members of the Committee are independent directors, enabling them to be objective representatives of our stockholders. The Committee oversees the overall design and development of our executive compensation program. The Committee evaluates the performance of the CEO and determines CEO compensation consistent with the objectives of the compensation program. The Committee also approves all incentive compensation plans and approves or revises recommendations made by the CEO for compensation decisions affecting the other NEOs.

Role of CEO. Our former CEO, assisted by our Human Resources department, was responsible for the implementation and administration of the Committee-developed compensation program throughout the organization. The CEO evaluated the performance of the other NEOs and, consistent with the objectives of the compensation program, met regularly with the Committee and consultants to consider and recommend compensation programs, set and evaluate plan metrics, and make specific recommendations on the form and amount of compensation for the other NEOs. The ultimate decisions regarding NEO compensation are, however, always made by the Committee.

Role of Compensation Consultants.

Independent Committee Consultant

Our Compensation Committee engaged an outside, independent executive compensation consultant, Pearl Meyer & Partners (“PM&P”), to advise and counsel the Committee for 2011. PM&P was selected and engaged by the Committee because of their broad expertise in many executive compensation areas as well as for their fit with the philosophy and personality of the Committee. In 2011, PM&P provided the Committee with an overview of executive compensation trends and regulatory developments. PM&P provides no services to us other than those provided directly to or on behalf of the Committee.

At the Compensation Committee’s direction, management provides all Committee materials to PM&P and discusses all materials and recommendations with the consultant in advance of each Committee meeting or communication. PM&P considers the information and reports to the Committee chairperson, specifically identifying any issues or concerns. The Committee considers PM&P’s input as part of its decision-making processes. The Committee’s independent consultant attended each of the 2011 Committee meetings, either in person or via teleconference.

Management Consultant

Our Human Resources department retained Towers Watson during 2011 to provide compensation services to us because of their broad level of expertise in the compensation and benefits area and their expansive knowledge of relevant market data in these areas. Towers Watson provided various calculations and survey data used by the Compensation Committee in its decision-making processes. Towers Watson also provided consulting, actuarial and other compensation and employee benefits-related services to us. Towers Watson did not meet with the Committee in 2011.

EVA Consultant

Stern Stewart was selected and engaged by management for 2011 because of their expertise in working with economic value-added programs, and they advised us in developing both annual and long-term EVA goals. From a compensation standpoint, this information was utilized as part of our Annual Incentive Plan. Stern Stewart does not attend Compensation Committee meetings on a regular basis.

Fees Paid for Non-Compensation Related Services

In 2011, Towers Watson, management’s consultant, received aggregate fees in the amount of $15,874 for compensation–related services it provided to the Company. Towers Watson also provides pension plan-related and other advice to our Human Resources and Finance groups and measurement support for various casualty exposures. In 2011 Towers Watson was compensated for these services in the amount of $1,650,739. The decision to engage Towers Watson for these non-compensation related services was made by management. The Committee and the Board did not approve these services. Neither PM&P nor Stern Stewart performed any services for the Company other than executive compensation-related services.

Impact of the Consideration of Market Data

Survey Data and Peer Group Data

We review benchmarking data prepared by PM&P. Specifically, NEO compensation is benchmarked annually against the Peer Group which, for 2011, consisted of a group of 14 publicly-traded companies that the Compensation Committee and management agreed were peer companies when looking at similarities to Harsco in types of business, annual revenue and revenue from outside the United States (in other words, their multinational status). As we are a diversified industrial services company, no other company perfectly matches our profile. Companies included in the Peer Group are companies that had one or more business aspects that correspond with one or more of the following aspects of our business: Metals & Minerals, Infrastructure, Rail and Industrial. For the Peer Group, median revenues for 2011 was $4.1 billion (as compared to Harsco’s revenues of $3.3 billion) and median market capitalization as of December 31, 2011 was $2.7 billion (as compared to Harsco’s $1.7 billion).

Performance and compensation data for the Peer Group was tracked by PM&P and provided to the Compensation Committee as part of the 2011 executive compensation review process. In addition to competitive pay levels, the Committee also considers Peer Group data when determining compensation practices.

The 14 Peer Group companies are:

• AMETEK Inc.	• Kennametal Inc.
• Commercial Metals Co.	• The Manitowoc Company Inc.
• Cooper Industries Plc.	• Minerals Technologies Inc.
• Dover Corp.	• Sauer-Danfoss Inc.
• EMCOR Group Inc.	• SPX Corp.
• Flowserve Corp.	• Teleflex Inc.
• Jacobs Engineering Group Inc.	• United Rentals Inc.

The Committee also uses annual Survey Data provided by Towers Watson as a component in their executive compensation decisions. The Towers Watson data utilizes a broad industry-wide benchmarking database of approximately 740 companies. In completing its analysis for each of our NEOs, Towers Watson begins by screening its database for compensation data related to positions with duties and responsibilities similar to those of our executives. Towers Watson then subjects that data to a regression analysis (which helps define the relationship between revenue and an executive’s compensation). The regression analysis is then used to calculate a compensation level for the executive consistent with our total revenues. Compensation paid to executives at individual companies participating in these surveys were not material to ultimate decisions made by the Committee.

The Compensation Committee targets each NEO’s total direct annual compensation to the median range for comparable positions in the Survey Data and in our Peer Group, and seeks to drive company financial performance that is in the upper quartile of our Peer Group. The Committee structures our officer compensation program so that outstanding performance measured against our compensation plans’ metrics and associated goals generates total direct annual compensation at or above the median range; conversely, achievement below compensation plan goals generates total direct annual compensation below the median range, all in support of our pay-for-performance philosophy.

The Compensation Committee adjusts a component of an NEO’s pay or total direct annual compensation above or below the market median range to acknowledge the experience and value he or she brings to the role, sustained high-level performance and demonstrated success in meeting key financial as well as other business objectives. The differences in compensation levels among our NEOs are attributable to the differences in the median range of compensation for similar positions in the Survey Data and our Peer Group data, as well as the Committee’s assessment of each position’s internal value. In addition, Harsco provides all NEOs, except for Mr. Harrington, with a target long-term incentive award as a percentage of the salary market mid-point for the designated NEO. Per the terms of his offer letter, Harsco provides Mr. Harrington with a target long-term incentive award as a percentage of his actual base salary. This has resulted in some minor differentiation in long-term incentive target values among our NEOs.

The Committee, on a periodic basis, also reviews the competitiveness of aspects of our benefits package.

Initial Benchmarking

In reviewing salaries, total cash compensation and total direct compensation, the Compensation Committee initially established each NEO’s compensation opportunity at the 50th percentile of the Survey Data. We chose to reference the 50th percentile based on our belief that our executive officers should be compensated at neither the high nor the low end of compensation as compared to the market, but should receive a reasonable level of compensation based on both our performance and their individual performance when target performance levels are achieved.

Our Compensation Committee then set final compensation amounts either above or below the initial benchmarks, taking into account:

•	Differences in the scope of responsibilities held by the NEOs;

•	Performance (specifically the effect of what the Committee viewed as exceptional performance) of duties during a named executive officer’s tenure with us;

•	Market requirements; and

•	Length of service with us in specific positions.

While past performance is considered by the Compensation Committee in setting current year compensation opportunities, the effect of performance is much more significant in determining the level at which those compensation opportunities are earned and paid out. Our program provides to each executive an opportunity to earn a competitive level of compensation each year if we achieve our pre-established objectives, with an opportunity to earn greater amounts by helping us exceed those targets or lesser amounts when performance falls short of targets. The Committee believes that we will be impaired in our ability to recruit and retain quality executives if compensation opportunities are not set at levels near market medians, and therefore the extent to which we reduce compensation opportunities based on below-target performance in a past year is limited. Rather, our total compensation opportunities are designed to reduce the actual compensation earned and paid out if performance in a given year or multi-year period is below target levels.

Impact of NEO Individual Performance

As described above, the Compensation Committee considers both our overall corporate performance and individual performance by each of the NEOs during the course of the year, as evaluated by the Committee in the case of the CEO, and by the CEO and the Compensation Committee in the case of our other NEOs, as further discussed below. The Committee also considers the performance of our divisions in the case of the NEOs who lead such divisions.

Individual performance generally has an impact on the grant level long-term incentive compensation awards and involves the significant use of discretion on the part of the Compensation Committee. The Board has discretion to reduce payouts for individuals who are under-performers. Discretion is to reduce, but not increase, the finals awards for the NEOs. For 2011, the Committee specifically considered the following individual performance and other quantifiable and non-quantifiable factors (including financial performance factors involving particular divisions within a named executive officer’s area of responsibility) when making compensation decisions for the following named executive officers:

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For Mr. Fazzolari:    leadership of our Company by developing, articulating and communicating a clear strategy; disciplined execution of that strategy; our overall growth in revenues, earnings, EVA and cash flow; and our successful completion of significant transactions;

•	For Mr. Schnoor: our overall growth in revenues, earnings and EVA and improved performance, looking primarily to financial measures and overall strategic development goals;

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For Mr. Claro:    EVA improvement, overall growth in revenues and earnings for our Harsco Metals & Minerals group; reorganization of certain operations and methods of doing business within our Harsco Metals & Minerals group; and management succession and development for our Harsco Metals & Minerals group;

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For Mr. Harrington:    EVA improvement, overall growth in revenues and earnings for our Harsco Infrastructure group; the restructuring of the operations and methods of doing business within our Harsco Infrastructure group; and management succession and development for our Harsco Infrastructure group; and

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For Mr. Kimmel:    guidance of the legal function to provide proactive actions as well as to provide sound risk mitigation for the many and varied actions taken by the Company; leadership of the Company’s mergers and acquisitions efforts; and oversight of the global human resources function prior to the appointment of our Vice President and Chief Human Resource Officer in mid-2011.

Analysis of 2011 Executive Compensation Decisions and Actions

2011 Base Salaries

The following base salary adjustments were approved in 2011 and were effective as of July 2011.

•	Our former CEO’s annual base salary was adjusted from $890,000 to $915,000 based on the competitive general industry market practice analysis described above.

•	Mr. Claro’s annual base salary was adjusted from $650,000 to $675,000.

•	Mr. Harrington’s annual base salary was adjusted from $525,000 to $550,000.

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Mr. Schnoor’s 2010 annual base salary was positioned below market median of the Survey Data, so the Committee approved an increase in his salary from $400,000 to $450,000 to bring him in line with market median levels.

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Mr. Kimmel’s 2010 annual base salary was positioned below market median of the Survey Data, so the Committee approved an increase in his salary from $383,000 to $445,000 to bring him in line with market median levels.

Annual Incentive Compensation

Setting Target Annual Incentive Payouts

We used a formula to calculate 2011 annual incentive payouts. For each NEO, this formula multiplies each NEO’s annual base salary by a bonus percentage, and then multiplies this amount by the percentage of target performance achieved in 2011. For purposes of the formula, the dollar amount calculated as annual base salary times the bonus percentage represents the NEO’s target annual incentive opportunity. This annual incentive opportunity is established by the Compensation Committee based on the NEO’s level of responsibilities and his ability to impact our overall results.

For 2011, the performance goal for annual incentives was based on improvement in our EVA. The target levels of performance required – which would correspond to a 100% payout of the target annual incentive opportunity – represented aggressive EVA target goals established based on the recommendation of our outside consultant, Stern Stewart. The Committee has relied on Stern Stewart’s EVA recommendations, recognizing that those recommendations are not easy to achieve. Achievement of less than 100% of the pre-established EVA target goals would result in a limited payout or no payout of annual cash incentives for that calendar year. Achievement of EVA improvement at levels exceeding the EVA target levels would result in a payout of up to 200% of the target annual incentive opportunity. The 2011 performance goals for Mr. Fazzolari, Mr. Schnoor and Mr. Kimmel were based 100% on Company-wide EVA performance, while the 2011 performance goals for Mr. Claro and Mr. Harrington were based 20% on Company-wide EVA performance and 80% on the EVA performance of the business divisions for which they are directly responsible.

Zero and 200% were set as the threshold and maximum payout levels based on recommendations by Stern Stewart, and our desire to keep incentive payments within a particular range. We set the performance goals with the intent that there be approximately a 15% probability that either an award of zero or 200% will be achieved. The Compensation Committee also has discretion to reduce, but not increase, the final payout amount for the NEOs.

The target annual incentive percentages (as a percent of base salary) for the NEOs for 2011 were as follows:

Executive	Minimum	Target	Maximum
S. D. Fazzolari	1.1%	110%	220%
S. J. Schnoor(1)	.70%	70%	140%
I. J. Harrington(2)	.70%	70%	130%
G. J. Claro(3)	.70%	70%	140%
M. E. Kimmel	.65%	65%	130%

(1)	Mr. Schnoor’s bonus target increased 65% to 70% effective January 1, 2011.
(2)	Mr. Harrington’s bonus target increased to 70% effective July 1, 2011.
(3)	Mr. Claro’s bonus target increased 65% to 70% effective January 1, 2011.

The Committee increased bonus opportunities for four out of the five NEOs to bring their target bonus percentages in line with general industry market median levels. As such, the following 2011 target annual incentive opportunities (as a percent of base salary) were approved by the Committee:

•	Our former CEO’s annual incentive target was adjusted from 100% to 110% of base salary; and

•	Annual incentive targets for Messrs. Claro, Harrington and Schnoor were adjusted from 65% to 70% of base salary.

For the period 2007—2011, we used EVA improvement as the sole financial performance metric for annual incentive awards. The table below shows actual EVA performance since 2007 on an overall Company basis. While performance has lagged since the global financial crisis which began in 2008, payouts for officers have been in line with that performance, as was the design of the AIP:

Calendar Year	EVA Performance	Annual Bonus Payout for Corporate- Level Officers
2007	193%	193% of Target
2008	19%	19% of Target
2009	0%	0% of Target
2010	15%	15% of Target
2011	84%	84% of Target

Actual annual incentive award payouts to the NEOs are also detailed in the 2011 Summary Compensation Table. Messrs. Harrington and Claro received certain guaranteed annual incentive award payouts in 2010 (Mr. Claro) and 2010 and 2011 (Mr. Harrington) in accordance with the terms of their employment offer letters.

Performance Metric and Goals for Annual Incentive Compensation Plan and Fiscal 2011 Performance Results

EVA is a measure of after-tax profit that takes into account the cost of capital used by management to achieve the profit. We believe that EVA, as a performance metric, is advantageous in identifying the extent to which management has effectively used the capital invested by stockholders. In this regard, EVA is an operating mindset that is instilled in our employees and used in the operation of our businesses. In light of this, the Compensation Committee viewed EVA as an appropriate measure by which to judge results for 2011 annual incentive purposes.

EVA is calculated by subtracting from net operating profit after tax (which is similar to operating earnings less taxes) a charge for capital employed in the particular business. The charge for capital is the amount of capital used by the business multiplied by our cost of capital.

Our annual incentive EVA goals are set as a level of year-over-year “improvement” in EVA. EVA improvement is a measure related to the future growth of Harsco, which growth prospects are reflected in Harsco’s current market value and, in effect, anticipated by stockholders. EVA improvement at a given level represents an amount that EVA must improve each year in order for our current operations’ value to increase in line with the expected growth reflected in our market value. The market value of current operations is calculated as the sum of our current EVA capital plus the value that would be produced if EVA (i.e., economic profit) were maintained at its current level (in other words, no growth in EVA) forever.

Thus, in simple terms, EVA is a measure of profitability that takes into account capital costs; this provides an effective measurement of the inputs other than capital that contribute to profit. EVA improvement is an EVA-based performance goal that is set with a recognition that existing levels of profitability are reflected in the market value of Harsco, so we set EVA improvement goals at levels that give an incentive to management to make effective use of our capital to add to profitability, which should increase the market value of Harsco and enhance returns to stockholders.

The 2011 EVA improvement targets were developed by Stern Stewart and approved by the Compensation Committee based on the principles outlined above. Annual incentives could be earned for 2011 based on the amount of economic value created for the Company as a whole and, for two NEOs, for the business unit for which each officer had principal responsibility. The Company-wide level of EVA improvement for 2011 which would result in a target annual incentive payout was $15,800,000. The EVA improvement level which would result in a target annual incentive payout (for a portion of the annual incentive opportunity) for the business units for which Mr. Claro was responsible was $7,652,000 and for the business unit for which Mr. Harrington was responsible was $6,266,000.

The threshold and maximum EVA improvement goals were established as equal amounts (referred to as an “EVA interval”) below and above the target EVA improvement amount. As stated above, achievement of EVA improvement below the threshold level would result in no annual incentive payout, while achievement at the maximum level would result in a 200%-of-target payout. For 2011, the EVA interval for the Company as a whole was $45,000,000. The EVA interval for those business units for which Mr. Claro had responsibility was $26,800,000 and the EVA interval for the business units for which Mr. Harrington had responsibility was $28,500,000. An example of how the EVA improvement goals correspond to threshold, target and maximum annual incentive payouts is as follows:

Degree of Company-Wide EVA Improvement	Annual Incentive Payout
$(29.2) million or below	0%
Greater than $(29.2) million but less than $15.8 million	Interpolated payout between 0% and 100% of target payout amount
$15.8 million (target)	100% target payout amount
Greater than $15.8 million but less than $60.8 million	Interpolated payout between 100% and 200% of target payout amount
$60.8 million or above (maximum)	200% of target payout amount

In 2011, Harsco as a whole produced $8,412,000 in EVA improvement, which was $37,612,000 above the threshold performance level but $7,388,000 below the applicable EVA improvement target. This performance was 84% of the EVA improvement target, resulting in a bonus percentage of 84 percent for annual incentive awards (or portions thereof) based on Company-wide performance. The business units for which Mr. Claro was responsible generated $23,677,000 in EVA improvement, $16,025,000 above the applicable EVA improvement target, which resulted in a bonus percentage of 160% for this business unit. When combined with the 20% of his payout that is based on consolidated performance, Mr. Claro received a bonus of 145% of target. The business unit for which Mr. Harrington was responsible generated $18,288,000 in EVA improvement, $12,022,000 above the applicable EVA target, which resulted in a bonus percentage of 142% for Mr. Harrington for this business unit. When combined with the 20% of his payout that is based on consolidated performance, Mr. Harrington received a bonus of 130% of target. Mr. Harrington was guaranteed for 2011 one-half of his target level payout (65%) under the annual incentive plan pursuant to the terms of his employment offer letter with us, but his actual annual incentive payout exceeded the guaranteed level due to the strong performance of his business unit.

Long-Term Incentive Awards

LTI Awards – A Key Component of Our Compensation Program

Long-term incentive awards (“LTI Awards”) are a key part of our executive compensation program. These awards provide executives with an opportunity to earn cash or shares (or restricted stock units (“RSUs”) in past years) by achieving pre-set performance goals over a multi-year period (an “award cycle”) and, since 2010, an opportunity to earn shares based on service during the award cycle.

Our primary purpose in granting LTI Awards is to drive outstanding stockholder returns, to closely align the interests of management with the interests of stockholders, and to motivate key executives to remain with us over a long-term period. We believe our long-term incentive program achieves our goals by:

•	Rewarding the NEOs for the creation of sustained stockholder value, with compensation varying in line with performance;

•	Encouraging ownership of our stock by management, including via our stock ownership guidelines;

•	Fostering teamwork; and

•	Providing us with a means to retain and motivate high-caliber executives.

Award cycles are three-year periods, with a new cycle commencing each year. In 2010, however, we granted LTI Awards for a two-year cycle in addition to the usual award for a three-year cycle.

Compensation Opportunities and Compensation Realized

For the LTI Award cycle beginning in 2011, our Compensation Committee and Board determined the target level for grants of LTI Awards as a cash amount calculated as a percentage of the market mid-point salary for the designated NEO (an NEO’s actual salary may vary from the market mid-point). However, in the case of one NEO, Mr. Harrington, his LTI Award for the 2011—2013 cycle was based on a percentage of actual salary as a result of the terms of his employment offer letter. Market mid-point for salary was based on general industry market survey data provided by Towers Watson. Pro rated settlement of the LTI Awards will be made if the NEO retires, dies or is disabled during the award cycle.

As discussed above at page 26, the Committee and Board set the target level for the LTI Awards for the 2011—2013 cycle with the intent that each NEO’s total direct compensation opportunity approximate the market median for the NEO’s position.

The distinction between compensation opportunity and compensation realized is crucial to an understanding of our compensation program. In order for Harsco to be able to hire highly capable executives and retain them in long-term service, we must offer to them each year an opportunity to earn compensation that is comparable to the compensation of other executives with similar skills and similar responsibilities. We provide these opportunities, but do so with incentive awards (including performance-based LTI Awards) that will enable the executive to realize the compensation only to the degree that Harsco’s performance is strong.

Our program needs to provide forward-looking opportunities that give strong incentives to our management team and that will reward executives at pay levels competitive with industry peers if these executives lead Harsco well and achieve good results for our stockholders. Our compensation opportunities are intended to provide median level pay if target level performance is achieved by Harsco. Our performance goals are challenging and, if achieved, should correspond to a good return to stockholders. Therefore, whether our program aligns executive pay with performance should not be judged by looking at the performance achieved in 2010 or 2011 and concluding that pay opportunities should have been reduced, but should be judged by looking at the performance achieved and how that was very much in line with the compensation actually realized by our NEOs.

Our LTIP Award payouts in the past five years have closely tracked performance. From 2008 on, our performance has lagged, a reflection of the effects of the world-wide financial crisis and continuing turmoil in key end markets for our products and services. Payouts of LTIP Awards in this period have corresponded closely to that performance, including in the case of the 2010-2011 LTIP Award that was intended as a supplemental award to promote retention. We believe these results demonstrate the clear linkage between pay and performance for the LTIP program.

Our use of cumulative EVA improvement as a performance goal for award cycles beginning in the period 2007—2009 and for one of the award cycles beginning in 2010 has proven to be unusually challenging during this period. With goals set at the beginning of an award cycle, weak performance in any year (particularly in an early year) is difficult to reverse. Thus, for example, for the 2010—2011 award cycle, the performance result in 2010 of 15%, when combined with a much stronger 84% performance in 2011, resulted in only a 7% achievement for the two-year cycle.

Thus, due to the extreme turbulence experienced across the world’s economies during 2008 and 2009, and due to the continued weakness in some of the key end markets for our products and services, our performance during those years was negatively impacted and the performance goals for LTI Awards in effect during the 2008—2011 period were substantially not achieved. As a result, payouts to our NEOs have been zero for many award cycles, including 7% for one award cycle.

Performance-Based LTI Awards, Including Performance Metrics and Results

2009—2011 Award Cycle. For the 2009—2011 award cycle, the performance goal for the entire LTI Award was cumulative EVA improvement. EVA also was used in this period as the primary performance goal for annual incentive awards. The performance goals for cumulative EVA improvement and the actual results achieved over the 2009—2011 award cycle were as follows:

	(In millions)		Results Achieved
Performance Goal	Threshold (0% Payout)	Target (100% Payout)	Performance	Payout
Cumulative EVA Improvement 2009—2011	$68.8	$144.8	$(322.4)	0%

Because the cumulative EVA improvement achieved for 2009—2011 was below the threshold, no RSUs were earned or paid out to NEOs for that LTI Award cycle.

2010—2011 Award Cycle. We initiated LTI Awards for a one-time two-year award cycle covering 2010—2011. The Compensation Committee and the Board authorized this special LTI Award due to their concerns regarding retention of key executives and senior level employees. The Board determined that, without the new two-year program, we would have been at a competitive employment disadvantage compared to companies that base all or a portion of their long-term incentive awards on individual performance goals or on time-based vesting. These LTI Awards were denominated in and payable in shares of Harsco common stock. The Committee and Board particularly took into account the below market median levels of equity award opportunities, and our low share utilization “burn” rate and the low “overhang” represented by our equity compensation plans. Despite the focus on retention, the Board determined that this award opportunity would be performance-based.

For the 2010—2011 award cycle, the performance goal was cumulative EVA improvement, with the threshold and target performance levels set based on recommendations of Stern Stewart. The performance goals for cumulative EVA improvement and the actual results achieved over the 2010—2011 award cycle were as follows:

	(In millions)		Results Achieved
Performance Goal	Threshold (0% Payout)	Target (100% Payout)	Performance	Payout
Cumulative EVA Improvement 2010—2011	$(235.5)	$(130.5)	$(228.3)	7%

The cumulative EVA improvement achieved for 2010—2011 was relatively low, 7% of target, primarily attributable to improved results in 2011. As a result, unrestricted shares were earned by the NEOs for this award cycle at a rate of 7% of target levels.

2010—2012 Award Cycle. For the 2010—2012 award cycle, the performance goal for the performance-based portion of the LTI Award (50% of the award) is cumulative EVA improvement, with the threshold and target performance levels set based on recommendations of Stern Stewart. Compensation earnable under this LTI Award is denominated in cash and payable in shares (except an NEO whose share ownership met company guidelines would receive a cash payout).

The performance goals for cumulative EVA improvement and the interim results achieved over the 2010—2012 award cycle were as follows:

	(In millions)		Interim Results Achieved in 2010 — 2011(1)
Performance Goal	Threshold (0% Payout)	Target (100% Payout)
Cumulative EVA Improvement 2010 — 2012	$(324.9)	$(171.9)	$(228.3)

(1)	This shows the cumulative EVA improvement through two years of the award cycle.

2011—2013 Award Cycle. For the 2011—2013 award cycle, the performance goal for the performance-based portion of the LTI Award (50% of the Award) is based one-half on free cash flow and one-half on Harsco’s total shareholder return (TSR) as compared to the TSR of companies in the S&P MidCap 400 index, provided that no awards may be paid out if GAAP earnings per share over the award cycle is not positive. If positive GAAP EPS is achieved, the Committee will assess the performance on the principal performance goals as guidance for its exercise of discretion; the Committee will retain discretion to approve payouts that may be lower than the precise payout level corresponding to the free cash flow and relative TSR performance achieved. Compensation earnable under this LTI Award is denominated in cash and payable in shares (except an NEO whose share ownership met company guidelines would receive a cash payout).

In reviewing our LTI Awards, the Committee has come to view cumulative EVA improvement goals as having some disadvantages. Specifically, where three-year goals are set at the beginning of an award cycle, a poor performance in an early year is unusually difficult to overcome through improved performance in later years. Where financial results have been adversely impacted by world-wide financial conditions and market turmoil, circumstances not controlled by management, the LTI Awards have tended to cease serving as significant incentives and their retention effects somewhat early in the award cycle. The Committee determined that free cash flow and relative TSR performance would better serve to measure Harsco’s performance in light of the turbulence in its end-markets and reflecting positive effects of management’s on-going turnaround measures. The structure of the award also should allow improved performance in later years in the award cycle to impact the award’s payout value and also give the Committee more discretion to determine the final payouts in light of overall performance during the award cycle.

Free cash flow is defined as cash from operations less capital expenditures, adding back proceeds from sale of assets and a strategic partners’ portion of capital expenditures related to major strategic venture investments. TSR reflects annualized stock price growth over a three-year period (with beginning and end points based on a single day’s closing price) with dividends reinvested monthly. Relative TSR is based on Harsco’s three-year TSR percentile performance relative to each Company’s three-year TSR performance within the S&P MidCap 400 Index. For example, if Harsco’s TSR is better than the TSR of 59.9% of those other companies over the award cycle, it will be at the 60th percentile, representing an above-target performance.

The performance goals for free cash flow and relative TSR performance and the interim results achieved to date were as follows:

Performance Goal	Threshold (0% Payout)	Target (100% Payout)	Maximum (150% Payout)	Interim Results Achieved In 2011(1)
Free cash flow — 2011-2013	$400 million	$600 million	$800 million	$29.6 million
Relative TSR — 2011-2013	25th percentile	50th percentile	75th percentile	below 25th percentile

(1)	This shows the free cash flow through one year of the award cycle as well as Harsco’s relative TSR positioning versus the companies in the S&P MidCap 400 index for 2011.

Service-Based LTI Awards

The Compensation Committee and Board of Directors have taken steps to provide LTI Awards that promote “retention.” This refers to another important function of long-term incentives, which is to provide vehicles that encourage talented NEOs to remain in service to Harsco rather than seek other positions elsewhere. As noted above, the Committee has been concerned that LTI Awards in recent years have not functioned well regarding retention because, where performance was weak in the first year of a cycle, the awards stood little chance of recovering value in later years. The Committee also examined the structure of pay at competitors, and concluded that Harsco’s program differed from the norm by failing to include a significant component of service-vesting long-term incentive awards.

Therefore, beginning with the three-year award cycle in 2010, LTI Awards have provided that 50% of the dollar-denominated target award value would be earned by service over the award. The service-based portion of an LTI Award is to be paid out in shares of Harsco common stock. As discussed above, the LTI Awards are denominated as a cash amount, which is then converted into shares by dividing the cash amount by the fair market value of Harsco common stock at the date the Committee certifies the performance results, shortly after the end of the award cycle.

Stock Option Awards

In 2011, the Committee awarded stock options to the NEOs and certain other key officers and employees. The Committee chose to award stock options based on retention concerns regarding the key executives and employees that would be most responsible for implementing the changes needed to return the Company to previous levels of performance. The Committee also viewed the stock option awards as further incentive for the NEOs and other key executives and employees to work to drive a long-term increase in stockholder value. As discussed above, the Committee has been concerned that the long-term retention value of our LTI Awards was inadequate; to address this, in view of our critical need for experienced executives to lead Harsco forward, the Committee considered various ways it could retain the executives most needed for implementation of our business strategy to improve Harsco’s performance.

The Committee and Board viewed the January 2011 stock option awards as limited in scope, and not a regular component of annual compensation. This represents the first option grant to executives since 2002. The Committee ultimately approved the size of the grants taking into account the recommendations by the former CEO (other than for his own grant) and other criteria as determined in the judgment of the Committee. For each NEO, the Committee targeted a specific number of options rather than a specific option value. Although the Committee did not calculate the fair value of the grant as a component of total direct compensation to position each NEO’s compensation against market medians, the Committee considered market information noting that even if the annualized grant-date fair value of the option grants were treated as part of the former CEO’s 2011 total direct compensation target opportunity, that total direct compensation opportunity was only slightly (less than 5%) above the median level.

The Committee and Board selected stock options over other types of awards because their design inherently rewards executives only if the stock price increases. Because the ultimate value received by the optionees will be directly tied to increases in the Company’s stock price, stock options also serve to link the interests of management and stockholders and to motivate executive officers to make decisions that will increase the long-term total return to stockholders. Additionally, the 2011 grants include vesting requirements requiring three years of service and termination provisions that the Committee believes will encourage stock option holders to remain long-term employees of the Company. The table below demonstrates that Harsco executives will not realize any value from the 2011 option grants unless the stock price increases over the $31.75 exercise price.

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to the NEOs. Our stock ownership guidelines encourage the retention of stock acquired through our long-term award program. In 2011, the stock ownership requirements were updated and revised so that no shares may be sold by participants until their applicable ownership guidelines are satisfied, subject to a hardship exception that will be administered by the Compensation Committee.

The stock ownership guidelines are established as a multiple of each NEO’s base salary and were benchmarked against the stock ownership guidelines for similarly situated executives at Peer Group companies. They were also based on the Board’s determination of appropriate share ownership levels based on our compensation system. Under the guidelines, each NEO is required to own a specific amount of our common stock and is restricted from selling shares until the guideline has been satisfied. The share ownership levels (based on fair market value as measured periodically) for each named executive officer are as follows:

Named Executive Officer	Multiple of Salary
S. D. Fazzolari	Five times salary
S. J. Schnoor	Three times salary
I. J. Harrington	Three times salary
G. J. Claro	Three times salary
M. E. Kimmel	Three times salary

Our NEOs have five years from the date they are first granted LTIPs to comply with the guidelines. All common stock held by the NEOs, whether acquired as a result of an LTIP grant or otherwise, is included in determining whether they have achieved the applicable ownership guideline. Stock options are not included in calculating whether the guidelines have been met. Failure to meet the guidelines within the applicable five-year period will result in a review by the Committee to determine the cause of such failure and to develop an appropriate corrective action plan. The Committee believes that this is a reasonable approach in light of the recent economic downturn and its impact on our stock price.

At March 2, 2012, none of the named executive officers owned shares fully meeting the guidelines, and those who did not were within the five-year phase-in period and therefore were in compliance with the guidelines.

Other Compensation Elements

We also provide our NEOs with the following broad-based employee benefits on the same terms that apply to our non-executive U.S. employees:

•	Health insurance;

•	Disability insurance;

•	A term life insurance benefit equal to two times the individual’s salary up to a maximum benefit of $500,000;

•	Defined benefit pension plan participation (frozen as to all NEOs); and

•	401(k) Savings Plan participation.

The relative degree of the life insurance benefit we offer and the amount contributed to the individual’s 401(k) account depends on the individual’s salary level, among other factors. In addition, three of the NEOs are eligible to participate in the Supplemental Retirement Benefit Plan (which we refer to as the SERP) as described under the section “Retirement Plans” below, which supplements the qualified pension plan. The pension plan and the SERP are “frozen” so that the retirement benefit payable under those programs is not increasing after 2008. However, as described further in this Proxy Statement, the present value of such benefit changes each year due to changes in prevailing interest rates and other factors outside our control. Our named executive officers also are eligible to participate in the non-qualified Retirement Savings and Investment Plan (referred to as the RSIP), which supplements our 401(k) Savings Plan with respect to contributions that could not be made because of Internal Revenue Service compensation and contribution limitations.

We also provide other benefits to certain of the NEOs, including coverage under the change in control severance agreements described below. Mr. Fazzolari and Mr. Claro were entitled during 2011 to the use of a car provided by us, and the Board of Directors operates a policy regarding the CEO’s personal use of our aircraft. The CEO is taxed on the imputed income attributable to personal aircraft use and does not receive tax assistance from us with respect to those amounts. Messrs. Claro and Harrington also received modest relocation assistance from us during 2011, including a housing allowance. This relocation assistance was provided for a limited period of time for the executives’ transition to our corporate headquarters. For more information on the perquisites and certain other benefits provided for 2011, see the All Other Compensation Table that serves as a supplement to the 2011 Summary Compensation Table below.

Our philosophy is to position the aggregate of these other benefit amounts at a level that is competitive with our size and performance relative to other leading Peer Group companies, as well as a larger group of general industry companies. We believe that other benefits we provided to our named executive officers were necessary to help us attract and retain our senior executive team, and that the values of these benefits were reasonable, competitive and consistent with the overall executive compensation program.

Potential Payments upon Change in Control and Other Potential Post-Employment Payments

Change in Control Severance Agreements

We are currently a party to change in control severance agreements with each of our named executive officers. These change in control agreements reflect what we believe is a market-based approach to a potential change in control scenario and reflect stockholder-favored compensation practices, including:

•	“double-trigger” payment provisions that require a qualifying termination of employment after a change in control before benefits and payments are received; and

•

no excise tax gross-ups on severance benefits (each named executive officer will either pay the excise taxes on his severance benefits or the severance benefits will be reduced to a point where the excise tax does not apply, depending on which result is more favorable to the executive).

In general, under the change in control agreements, Mr. Fazzolari was to receive double-trigger severance benefits equal to three times his highest base salary during the period beginning 90 days prior to the change in control through the date of termination, plus three times his target annual bonus for the year of termination, and each of Messrs. Schnoor, Kimmel, Claro and Harrington receive two times his highest base salary during the period beginning 90 days prior to the change in control through the date of termination, plus two times his target annual bonus for the year of termination. The term of the change in control agreements automatically renews every three years, subject to certain exceptions.

The change in control severance arrangements are reviewed on a regular basis, but not necessarily as part of the annual compensation review.

The Compensation Committee believes that the change in control severance agreements serve the following purposes:

•	assuring that we have the continued dedication and full attention of certain key employees prior to and after the consummation of a change in control event;

•

ensuring that, if a possible change in control should arise and a change in control officer should be involved in deliberations or negotiations in connection with the possible change in control, such officer would be in a position to consider as objectively as possible whether the possible change in control transaction is in our best interests and those of our stockholders, without concern for his position or financial well-being; and

•	protecting us by retaining key talent in the face of corporate changes.

Other Potential Post Employment Payments

Upon certain types of terminations of employment not related to a change in control, payments under various Company policies and plans may be paid to the named executive officers. These events and amounts are more fully explained in the Termination or Change in Control Arrangements section below.

Policy Regarding Tax and Accounting Impact on Executive Compensation

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits to $1 million the U.S. federal tax deductibility of compensation paid in one year by publicly-traded corporations to the CEO and certain other executives. So-called “qualified” performance-based compensation” under Section 162(m) is not subject to the limits on deductibility, provided such compensation meets certain requirements, including stockholder approval of the material terms of the compensation.

We intend, to the extent practicable, to preserve this deductibility under the Internal Revenue Code of compensation paid to our NEOs while maintaining compensation programs that effectively attract and retain exceptional executives in a highly competitive environment and, accordingly, compensation paid under our incentive compensation plans is generally tax-deductible. However, on occasion it is not possible to satisfy all conditions of the Internal Revenue Code for deductibility and still meet our compensation needs, and in such limited situations, we may choose to pay compensation that would otherwise not be deductible under Section 162(m) if we believe that it is appropriate and in our best interest.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and our Proxy Statement for our 2012 Annual Meeting of Stockholders, for filing with the SEC.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

T. D. Growcock, Chairman

D. C. Everitt

A. J. Sordoni, III

R. C. Wilburn

The foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

Compensation Policies and Practices as They Relate to Risk Management

In 2011, a cross-functional task force reviewed our compensation policies and practices for all employees. As a result of that review, the task force, and ultimately our management team, concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on us. In addition, this team reviewed the relationship between our risk management policies and practices and the incentive compensation we provide to our NEOs and other key employees to confirm that our incentive compensation does not encourage unnecessary and excessive risks.

It is our view that:

•	our compensation programs provide a balance between our short-term and long-term goals and objectives;

•	under our compensation program, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time, which discourages short-term risk taking;

•	our goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	rolling three-year performance targets for our long-term incentive plan discourage short-term risk taking;

•	incentive awards are capped by the Committee; and

•	equity ownership guidelines discourage excessive risk taking.

Furthermore, as described above, compensation decisions include subjective considerations, which have the ability to restrain the influence of formulae or objective factors on excessive risk taking.

2011 Summary Compensation Table

The following table presents the compensation provided to our named executive officers for services rendered to us in 2009, 2010, and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)(5)	All Other Compensation ($)	Total ($)
S. D. Fazzolari	2011	902,597	-0-	2,502,500	1,798,500	833,999	426,702	46,157	6,510,455
Former Chairman, President and Chief Executive Officer(6)	2010	890,000	-0-	3,199,856	-0-	133,500	332,404	61,353	4,617,113
	2009	890,000	-0-	503,000	-0-	-0-	190,026	45,879	1,628,905

S. J. Schnoor	2011	425,192	-0-	742,500	490,500	250,013	113,637	24,936	2,046,778
Senior Vice President, Chief Financial Officer and Treasurer(7)	2010	400,000	-0-	941,785	-0-	39,000	83,929	21,346	1,486,060
	2009	400,000	-0-	125,750	-0-	-0-	45,603	22,437	593,790

G. J. Claro	2011	662,596	-0-	675,000	490,500	672,535	-0-	19,797	2,520,428
Executive Vice President and Group CEO, Harsco Metals & Minerals(8)	2010	650,000	-0-	1,236,990	-0-	688,675	-0-	69,982	2,645,647
	2009	357,885	490,000	478,500	-0-	-0-	-0-	7,372	1,333,757

I. J. Harrington	2011	537,596	274,719	787,500	490,500	297,431	-0-	30,935	2,418,681
Executive Vice President and Group CEO, Harsco Infrastructure(9)	2010	250,385	441,250	1,374,250	-0-	-0-	-0-	50,271	2,116,156

M. E. Kimmel	2011	414,239	-0-	623,000	490,500	226,174	16,672	25,079	1,795,664
Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary	2010	383,000	-0-	767,130	-0-	37,343	11,417	23,147	1,222,037
	2009	383,000	-0-	251,500	-0-	-0-	5,713	22,437	662,650

(1)	The amount shown in this column for 2011 for Mr. Harrington represents a portion ($100,000) of his signing bonus paid pursuant to and his guaranteed annual incentive plan award amount ($174,719) under the terms of his employment offer letter.

(2)

The amounts shown in this column for 2011 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the time-based LTI Awards, plus the service inception date fair value (computed in accordance with FASB ASC Topic 718 and applicable SEC guidance) for the target amount of performance-based LTI Awards, granted during 2011. “LTI Awards” are long-term incentive awards granted under the 1995 Incentive Plan (constituting “restricted stock units” under the Plan); for 2011, these were dollar-denominated awards to be settled by delivery of unrestricted shares (or cash in some cases) following completion of the 2011-2013 award cycle. These amounts do not represent actual compensation realized by the officers with respect to their awards, but instead represent the fair value of the awards for accounting purposes, as required by SEC rules. Any amounts that may become payable to the executives with respect to these awards are subject to the performance- and service-based vesting criteria for one-half of the LTI Awards and the service-based vesting criteria for the other one-half of the LTI Awards, and other terms and conditions, described above under the heading “Long-Term Equity Compensation” in the Compensation Discussion and Analysis. The amounts shown in this column for 2010 have been changed, based on SEC guidance, to reflect the grant date and service inception date fair values in accordance with FASB ASC Topic 718 for the LTI Awards granted in 2010. The fair values of the LTI Awards shown in this column for 2011 are equal to the dollar value (at target for the performance-based portion of the award) that may be earned over the award cycle. The above information does not reflect an estimate for forfeitures. As of March 23, 2012, the LTI Awards for Mr. Fazzolari had been forfeited due to his departure from Harsco. The maximum fair values for the performance-based LTI Awards reported for 2011 are as follows: Mr. Fazzolari, $1,876,875; Mr. Schnoor, $556,875; Mr. Claro, $506,250; Mr. Harrington, $590,625; and Mr. Kimmel, $467,250. See Note 13, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions used by us to calculate share-based employee compensation expense under FASB ASC Topic 718.

(3)	The amounts shown in this column for 2011 represent the grant date fair value (computed in accordance with FASB ASC Topic 718) for the option awards granted under the 1995 Incentive Plan during 2011. These amounts do not represent actual compensation realized by the officers with respect to their awards, but instead represent the grant date fair value of the awards for accounting purposes, as required by SEC rules. In order for each executive to realize the value shown in this column upon exercise of the option, the market price of our common stock must rise to at least $42.65 per share. Any amounts that may become payable to the executives with respect to these awards are subject to the vesting criteria and other terms and conditions described above under the heading “Long-Term Equity Compensation” in the Compensation Discussion and Analysis. See Note 13, “Stock-Based Compensation,” to the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the assumptions used by us to calculate this grant date fair value.

(4)	The amounts shown in this column for 2011 constitute the annual cash incentive compensation paid to each officer under the 1995 Incentive Plan based on the achievement of pre-determined goals. Mr. Harrington also earned the guaranteed portion of this award shown in the “Bonus” column.

(5)	The amounts shown in this column for 2011 represent changes in pension values between 2010 and 2011, determined using interest rate and mortality rate assumptions consistent with those used in our financial statements, and including amounts which the named executive officers may not currently be entitled to receive because such amounts are not vested. The pension plan has been frozen since 2009, so participants do not accrue any additional years of service or increases in the final average compensation used in calculating pension benefits. Thus, the 2011 changes to the pension values for the executives shown in this column resulted mostly from lower prevailing interest rates used to calculate present value at the end of the plan year, and the remainder of the changes generally resulted from the executive being one year closer to the time benefit payments could commence, which had a smaller effect of increasing the present value of the benefits. There were no above-market or preferential earnings on deferred compensation during fiscal year 2011.

(6)	Mr. Fazzolari resigned as Chairman, President and CEO effective February 23, 2012. Mr. Fazzolari was appointed to the position of President of the Company effective July 6, 2010. Mr. Fazzolari also served as Chairman of the Company since April 22, 2008 and as CEO of the Company since January 1, 2008.

(7)	Mr. Schnoor was appointed to the position of Treasurer effective July 6, 2010. Mr. Schnoor has also served as Senior Vice President and Chief Financial Officer since January 1, 2008 and served as Vice President and Controller of the Company from May 15, 1998 to December 31, 2007.

(8)	Mr. Claro was appointed to the position of Executive Vice President and Group CEO — Harsco Metals & Minerals effective July 6, 2010. Mr. Claro served as Group CEO, Harsco Metals & Minerals Groups, between September 1, 2009 and July 6, 2010. Mr. Claro has also served as Group CEO of our Metals Group from June 1, 2009 to September 1, 2009.

(9)	Mr. Harrington was appointed to the position of Executive Vice President and Group CEO — Harsco Infrastructure effective July 13, 2010.

All Other Compensation

We also provide certain perquisites and other payments or benefits to the named executive officers. The following table summarizes the incremental cost of perquisites and other benefits for the named executive officers in 2011 and describes the other benefits included in the “All Other Compensation” column for 2011.

		S. D. Fazzolari	S. J. Schnoor	G. J. Claro	I. J. Harrington	M. E. Kimmel
Personal use of corporate aircraft(a)	2011	$10,916	$-0-	$-0-	$-0-	$-0-
Personal use of automobile	2011	10,305	-0-	3,000	-0-	-0-
Relocation and temporary housing expenses(b)	2011	-0-	-0-	2,021	15,600	-0-
Our contributions to defined contribution plans	2011	9,800	9,800	-0-	9,800	9,800
Dollar value of life insurance premiums paid by us or on our behalf	2011	1,020	1,020	1,020	1,020	1,020
Dollar value of health insurance premiums paid by us or on our behalf	2011	13,746	13,746	13,386	4,145	13,889
Dollar value of long-term disability premiums paid by us or on our behalf	2011	370	370	370	370	370
Total	2011	$46,157	$24,936	$19,797	$30,935	$25,079

(a)	The value of personal use of corporate aircraft reflects the calculated incremental cost to us of such use. Incremental costs have been calculated based on the variable operating costs to us. Variable costs consist of trip-specific costs including fuel, catering, mileage, maintenance, labor and parts, reserve for engines and other service-life limited parts, crew expenses, universal weather monitoring, landing/ramp fees and other miscellaneous variable costs. Incremental cost calculations do not include fixed costs associated with owning our aircraft since we would incur these costs anyway. On certain occasions, an executive’s spouse or other family member may accompany the executive on a flight.

(b)	The amounts reported in the table consist of reimbursement for short-term living expenses such as rent and utilities, paid to an executive on a short-term assignment or as part of their transition to a new work location.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards made to the named executive officers during 2011:

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price Of Option Awards ($)	Closing Market Price on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
S. D. Fazzolari	—	9,929	992,856	1,985,712	—	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	1,251,250	1,876,875	—	—	—	—	1,251,250
	01/25/11	—	—	—	—	—	—	(3)	—	—	—	1,251,250
	01/25/11	—	—	—	—	—	—	—	165,000	31.75	31.99	1,798,500

S. J. Schnoor	—	2,976	297,635	595,270	—	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	371,250	556,875	—	—	—	—	371,250
	01/25/11	—	—	—	—	—	—	(3)	—	—	—	371,250
	01/25/11	—	—	—	—	—	—	—	45,000	31.75	31.99	490,500

G. J. Claro	—	4,638	463,817	927,634	—	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	337,500	506,250	—	—	—	—	337,500
	01/25/11	—	—	—	—	—	—	(3)	—	—	—	337,500
	01/25/11	—	—	—	—	—	—	—	45,000	31.75	31.99	490,500

I. J. Harrington	—	3,632	363,192	726,384	—	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	393,750	590,625	—	—	—	—	393,750
	01/25/11	—	—	—	—	—	—	(3)	—	—	—	393,750
	01/25/11	—	—	—	—	—	—	—	45,000	31.75	31.99	490,500

M. E. Kimmel	—	2,693	269,255	538,510	—	—	—	—	—	—	—	—
	01/25/11	—	—	—	—	311,500	467,250	—	—	—	—	311,500
	01/25/11	—	—	—	—	—	—	(3)	—	—	—	311,500
	01/25/11	—	—	—	—	—	—	—	45,000	31.75	31.99	490,500

(1)	These columns reflect possible awards under our annual incentive plan for 2011, which awards were made pursuant to our 1995 Incentive Plan and are described more fully on page 36 of this Proxy Statement. Threshold amounts represent 1% of the target values, maximum amounts represent 200% of target values, and target values are equal to the following percentages of each named executive officer’s base salary: Mr. Fazzolari, 110%; Mr. Schnoor, 70%; Mr. Claro, 70%; Mr. Harrington, 70%; and Mr. Kimmel, 65%. Actual payouts with respect to these awards for 2011 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the 2011 Summary Compensation Table.

(2)	These columns reflect potential future payouts for the performance-based half of the 2011-2013 LTI Awards granted to the named executive officers in 2011, which awards were granted under our 1995 Incentive Plan and are described more fully under the heading “Long-Term Incentive Awards” in the Compensation Discussion and Analysis. Target levels for these awards were denominated in U.S. dollars as a pre-specified percentage of the market midpoint base salary for Messrs. Fazzolari, Schnoor, Claro and Kimmel as follows: Mr. Fazzolari, 137.5% of $910,000; Mr. Schnoor, 82.5% of $450,000; Mr. Claro, 75% of $450,000; and Mr. Kimmel, 70% of $445,000. For Mr. Harrington, due to the terms of his offer letter with us, this award was denominated as 75% of his actual 2011 base salary of $525,000 in effect at the time of this grant. Since payouts for these awards can be reduced through negative discretion to essentially zero, there are no threshold amounts for these awards, but these awards may be earned at a maximum value equal to 150% of the target values listed in the table. These LTI Awards will be settled in shares shortly after the end of the award cycle, unless the officer has then satisfied applicable stock ownership guidelines, in which case the LTI Award will be settled in cash. The number of shares that would be delivered in settlement of the LTI Award will be calculated by dividing the dollar amount of the LTI Award earned by the closing price per share of our common stock on the date the Compensation Committee determines the award payout. Accordingly, the applicable number of shares that may be actually earned and delivered in settlement of these LTI Awards after the end of the three-year award cycle is not presently determinable.

(3)

This column reflects the time-based half of the 2011-2013 LTI Awards granted to the named executive officers in 2011, which awards were granted under our 1995 Incentive Plan and are described more fully under the heading

“Long-Term Incentive Awards” in the Compensation Discussion and Analysis. These awards were denominated in U.S. dollars as a pre-specified percentage of the market midpoint base salary for Messrs. Fazzolari, Schnoor, Claro and Kimmel as follows: Mr. Fazzolari, 137.5% of $910,000; Mr. Schnoor, 82.5% of $450,000; Mr. Claro, 75% of $450,000; and Mr. Kimmel, 70% of $445,000. For Mr. Harrington, due to the terms of his offer letter with us, this award was denominated as 75% of his actual 2011 base salary of $525,000 in effect at the time of this grant. These LTI Awards will be settled in shares shortly after the end of the award cycle. The number of shares that would be delivered in settlement of the LTI Award will be calculated by dividing the dollar amount of the LTI Award by the closing price per share of our common stock on the date the Compensation Committee determines the award payout. Accordingly, the applicable number of shares that may be actually delivered in settlement of these LTI Awards after the end of the three-year award cycle is not presently determinable.

(4)	This column reflects the time-based stock option awards granted to the named executive officers in 2011, which awards were granted under our 1995 Incentive Plan and are described more fully under the heading “Long-Term Incentive Awards” in the Compensation Discussion and Analysis. These stock options will vest in full and become exercisable generally three years after the grant date. These options were determined to have a grant date fair value of $10.90 per option.

Annual Incentive Plan; Long-Term Incentive Plan

For additional details of our annual incentive plan and long-term incentive plan payments, please see the descriptions set forth under the heading “Long-Term Incentive Awards” in the Compensation Discussion and Analysis. For additional details about the relationship of salary, bonus and long-term compensation to total compensation, please see the Compensation Discussion and Analysis section of this Proxy Statement.

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards of the named executive officers as of December 31, 2011.

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
S. D. Fazzolari	-0-	165,000	—	31.75	01-24-18	—	—	—	—
	—	—	—	—	—	6,667	137,207	234,113	4,818,046
S. J. Schnoor	-0-	45,000	—	31.75	01-24-18	—	—	—	—
	—	—	—	—	—	1,667	34,307	68,827	1,416,460
G. J. Claro	-0-	45,000	—	31.75	01-24-18	—	—	—	—
	—	—	—	—	—	-0-	-0-	80,805	1,662,967
I. J. Harrington	-0-	45,000	—	31.75	01-24-18	—	—	—	—
	—	—	—	—	—	15,000	308,700	76,530	1,574,987
M. E. Kimmel	-0-	45,000	—	31.75	01-24-18	—	—	—	—
	—	—	—	—	—	3,333	68,593	56,881	1,170,611

(1)

For 2011, the named executive officers were awarded stock options with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value was defined as the average of the high and low price of the stock on the date of grant. The grants were made pursuant to the 1995 Incentive Plan. These stock options will vest and become exercisable three years after the January 25, 2011 grant date, subject to accelerated vesting in the event of a change in control, and will expire January 24, 2018, subject to earlier expiration in the event of certain terminations of employment.

(2)	Our Compensation Committee awarded RSUs to certain of the named executive officers following the three-year award cycles beginning in each of 2001, 2002, 2003, 2004, 2005 and 2006 under the 1995 Incentive Plan. No RSUs were issued in settlement of the 2007-2009 and 2008-2010 award cycles to any named executive officer. Our long-term incentive plan is more fully described under the heading “Long-Term Incentive Awards” in the Compensation Discussion and Analysis.

(3)	The RSUs in this column held by Messrs. Fazzolari, Schnoor and Kimmel resulted from LTI Awards under our long-term incentive program, which RSUs became vested on January 27, 2012. The 15,000 RSUs held by Mr. Harrington were granted in 2010 (as part of a grant of 25,000 RSUs) in accordance with the terms of his employment offer letter. These 15,000 RSUs became vested on January 22, 2012.

(4)	The market value was computed by multiplying the closing market price of our stock on December 30, 2011 ($20.58) by the number of RSUs or shares in the previous column.

(5)	The number of stock awards in this column includes the actual number of shares earned by performance in the 2010-2011 award cycle, as follows: Mr. Fazzolari, 2,237; Mr. Schnoor, 678; Mr. Claro, 630; and Mr. Kimmel, 555. These LTI Awards vested and were settled by delivery of shares on January 24, 2012. The remainder of the stock awards in this column represent an estimate of the shares issuable in settlement of LTI Awards for the 2010-2012 and 2011-2013 award cycles. During the award cycle, all of these LTI Awards are denominated in dollars rather than in a pre-set number of shares. The additional number of shares included in this column was determined by dividing the dollar amount of the LTI Award (at target for the portion of the LTI Award earned based on performance) by $20.58, the closing market price of our stock on December 30, 2011. For the 2010-2012 award cycle, for which LTI Awards are expected to vest at the time the Compensation Committee meets in early 2013, the unearned shares included in this column are as follows: Mr. Fazzolari, 110,277; Mr. Schnoor, 32,070; Mr. Claro, 47,376; Mr. Harrington, 38,265 and Mr. Kimmel, 26,054. For the 2011-2013 award cycle, for which LTI Awards are expected to vest at the time the Compensation Committee meets in early 2014, the unearned shares included in this column are as follows: Mr. Fazzolari, 121,599; Mr. Schnoor, 36,079; Mr. Claro, 32,799; Mr. Harrington, 38,265 and Mr. Kimmel, 30,272. The ultimate number of shares earned and vested for these LTI Awards, assuming performance- and service-based vesting requirements are met, will be determined following the end of the award cycle by dividing the cash amount of the LTI Award by the then prevailing market price of our stock. A portion of the LTI Awards will be settled in cash rather than be delivery of shares if the named executive officer at that time has met applicable stock ownership guidelines. No LTI Awards for the 2009-2011 award cycle are included in this column because none of such LTI Awards were earned and vested for the award cycle.

2011 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
S. D. Fazzolari	48,000	178,320	13,333	(1)	427,800	(1)
S. J. Schnoor	-0-	-0-	3,000	(1)	96,525	(1)
G. J. Claro	-0-	-0-	7,500	(1)	234,563	(1)
I. J. Harrington	-0-	-0-	10,000	(2)	312,750	(2)
M. E. Kimmel	4,000	68,197	6,667	(3)	213,900	(3)

(1)	One-third of the RSUs granted in 2008 vested on January 22, 2011, and one-third of the RSUs granted in 2009 vested on January 27, 2011. The fair market value of the portion of the 2008 grant that vested on January 22, 2010 was $31.275 per share on the vesting date, based on the average of the high and low sales price of our common stock on January 22, 2011. The fair market value of the portion of the 2009 grant that vested on January 27, 2011 was $32.895 per share on the vesting date, based on the average of the high and low sales price of our common stock on January 27, 2011.

(2)	Mr. Claro received a grant of RSUs in 2009, pursuant to the terms of his employment offer letter. 7,500 RSUs associated with that grant vested in 2011. The fair market value of the portion of the 2009 grant that vested in 2011 was $31.275 per share on the vesting date based on the average of the high and low sales price of our common stock on January 22, 2011.

(3)	Mr. Harrington received a grant of RSUs in 2010, pursuant to the terms of his employment offer letter. 10,000 RSUs associated with that grant vested in 2011. The fair market value of the portion of the 2010 grant that vested in 2011 was $31.25 per share on the vesting date based on the average of the high and low sales price of our common stock on January 22, 2011.

2011 Pension Benefits Table

The following table describes pension benefits provided to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
S. D. Fazzolari	Harsco Employees Pension Plan	23.333	753,004	-0-
	Supplemental Retirement Benefit Plan	23.333	2,214,002	-0-
S. J. Schnoor	Harsco Employees Pension Plan	15.667	403,772	-0-
	Supplemental Retirement Benefit Plan	15.667	285,775	-0-
G. J. Claro	Harsco Employees Pension Plan	-0-	-0-	-0-
	Supplemental Retirement Benefit Plan	-0-	-0-	-0-
I. J. Harrington	Harsco Employees Pension Plan	-0-	-0-	-0-
	Supplemental Retirement Benefit Plan	-0-	-0-	-0-
M. E. Kimmel	Harsco Employees Pension Plan	2.417	49,585	-0-
	Supplemental Retirement Benefit Plan	2.417	34,262	-0-

(1)	The disclosed amounts are estimates only and do not necessarily reflect the actual amounts that will be paid to the named executive officers, which will only be known at the time that they become eligible for payment.

Retirement Plans

All of the named executive officers, with the exception of Messrs. Claro and Harrington, are covered under the Harsco Employees Pension Plan (referred to as the HEPP) and the Supplemental Retirement Benefit Plan (referred to as the Supplemental Plan). As described below, pension benefits were frozen effective December 31, 2008 under the HEPP and Supplemental Plan. Messrs. Claro and Harrington and all other U.S.-based officers are now covered by the Retirement Savings and Investment Plan established January 1, 2004 and as described in the narrative disclosure to the 2011 Nonqualified Deferred Compensation Table. Prior to January 1, 2003, the Supplemental Plan replaced the 401(k) Company match lost due to government limitations on such contributions. The replacement was in the form of phantom shares as more fully described in the narrative disclosure to the 2011 Nonqualified Deferred Compensation Table. The Supplemental Plan was amended effective January 1, 2003 to eliminate any further granting of phantom shares.

The HEPP and the Supplemental Plan, or the Plans, are defined benefit plans providing for normal retirement at age 65. Early retirement may be taken commencing with the first day of any month following the attainment of age 55, provided at least 15 years of service have been completed. Early retirement benefits commencing prior to age 65 are reduced. The Plans also provide for unreduced pension benefits if retirement occurs after age 62, provided at least 30 years of service have been completed. The Plans also provide for a pre-retirement death benefit payable to a beneficiary designated by the participant for participants who die after qualifying for benefits. The Supplemental Plan also includes provisions which fully vest participants upon termination of employment following a “change in control” of the Company, as defined in the Supplemental Plan.

Total pension benefits are based on final average compensation and years of service. The normal retirement benefit under the Supplemental Plan is equal to a total of 0.8% of final average compensation up to the “Social Security Covered Compensation” multiplied by years of service up to a maximum of 33 years as defined in the Supplemental Plan plus 1.6% of the final average compensation in excess of the “Social Security Covered Compensation” multiplied by up to 33 years of service, reduced by the benefits under the HEPP. Final average compensation is defined as the aggregate compensation (base salary plus nondiscretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment.

The Supplemental Plan was amended in 2002 to provide that for any retirements on or after January 1, 2003, the 1.6% factor in the benefit formula is reduced to 1.5% and the definition of final average compensation was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after January 1, 2003. Notwithstanding these amendments, no participant’s retirement benefit shall be reduced by reason of these amendments, below the benefit accrued at December 31, 2002.

The normal retirement benefit under the HEPP is equal to 1.2% times final average compensation times years of service, up to a maximum of 33 years (the initial product), plus 1.5% times the initial product times benefit service in excess of 33 years, but not in excess of 40 years of service. This amount cannot be less than the minimum benefit determined at December 31, 2002, which was determined based on a normal retirement benefit under the HEPP equal to 1.3% times final average compensation (the final product) times the final product times years of service, up to a maximum of 33 years, plus 1.5% times benefit service in excess of 33 years, but not in excess of 40 years of service. Final average compensation is defined as the aggregate compensation (base salary plus non-discretionary incentive compensation) for the 60 highest consecutive months out of the last 120 months prior to the date of retirement or termination of employment. Effective January 1, 2003, the HEPP was amended to reduce the amount of nondiscretionary incentive compensation included in the benefit calculation from 100% to 50% for such amounts paid on or after that date.

The Plans were amended on December 31, 2003 to provide that pension benefit accrual service would not be granted to any of our salaried employees after December 31, 2003, provided, however, that compensation earned for services performed for us for current Plan participants through December 31, 2013 shall be included in determining their Final Average Compensation under the Plans.

The Plans were further amended effective December 31, 2008 to provide that compensation earned after December 31, 2008 would not be included in determining Final Average Compensation. As a result of this action and the December 31, 2003 freeze on pension benefit accrual service, the Plans’ accrued pension benefits were frozen as of December 31, 2008. In conjunction with this change and effective January 1, 2009 for covered employees, the Plans were amended to include a full lump sum form of payment. We do not provide retiree medical or retiree life insurance benefits to our executive officers.

2011 Nonqualified Deferred Compensation Table

The following table describes the nonqualified deferred compensation of the named executive officers.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
S. D. Fazzolari	Supplemental Retirement Benefit Plan	-0-	2,282	(27,851)	-0-	76,337
	Non-Qualified Restoration Plan	-0-	31,644	(88,036)	-0-	175,216
S. J. Schnoor	Supplemental Retirement Benefit Plan	-0-	514	(6,275)	-0-	17,199
	Non-Qualified Restoration Plan	-0-	8,768	(226)	-0-	82,813
G. J. Claro(4)	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	-0-	-0-	-0-	-0-
I. J. Harrington(4)	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	29,354	(4,019)	-0-	25,335
M. E. Kimmel	Supplemental Retirement Benefit Plan	-0-	-0-	-0-	-0-	-0-
	Non-Qualified Restoration Plan	-0-	8,263	(19,712)	-0-	43,278

(1)	Ongoing contributions by us to the phantom share accounts of the named executive officers established under the Supplemental Plan ceased on December 31, 2002. As a result, this column reflects (A) dividend reinvestment contributions by us during fiscal year 2011 to the phantom share accounts of each executive officer established under the Supplemental Plan and (B) phantom contributions by us to the non-qualified restoration plan accounts of each named executive officer during fiscal year 2011. None of the amounts reported in this column are reported as compensation for 2011 in the 2011 Summary Compensation Table.

(2)	The RSUs in this column held by Messrs. Fazzolari, Schnoor and Kimmel resulted from LTI Awards under our long-term incentive program, which RSUs became vested on January 27, 2012. The 15,000 RSUs held by Mr. Harrington were granted in 2010 (as part of a grant of 25,000 RSUs) in accordance with the terms of his employment offer letter. These 15,000 RSUs became vested on January 22, 2012.

(3)	Numbers shown with respect to phantom stock awards are based on a closing stock price on December 31, 2011 of $20.58 per share (payout for phantom shares would be based on the price of our stock on the date of termination of the relevant officer). Earnings would have included any increase in value of the phantom shares during 2011. None of the amounts reported in this column were reported as compensation in prior Summary Compensation Tables.

(4)	Messrs. Claro and Harrington are not participants in any of our U.S.-based nonqualified deferred compensation plans.

Nonqualified Deferred Compensation

Phantom Shares

We maintain the Harsco Corporation Savings Plan (which we refer to as the HCSP), which includes the “Salary Reduction” feature afforded by Section 401(k) of the Internal Revenue Code. Our officers participated in the above plan until December 31, 2002. Prior to January 1, 2003, we made matching contributions under the HCSP for the account of each participating employee equal to 50% of the first 1% to 6% of such employee’s “Salary Reduction” contribution. In addition, prior to January 1, 2003, the Supplemental Plan replaced the 401(k) match lost due to government limitations on such contributions. The replacement was in the form of “phantom” shares to a non-qualified plan. Our officers participated in the Supplemental Plan until December 31, 2002. The HCSP and the Supplemental Plan were amended effective January 1, 2003 to eliminate any future replacement of lost Company match and any further granting of phantom shares. As a result, no Company matches were made during calendar year 2003 and no phantom shares were granted for calendar year 2003.

Retirement Savings and Investment Plan

A new, non-qualified restoration plan (which we refer to as the NQ RSIP) was established on January 1, 2004, as part of our new 401(k) savings plan, the Retirement Savings and Investment Plan (which we refer to as the RSIP). The plans were implemented, among other reasons, to provide coverage for individuals affected by the amendments to the HCSP and the Supplemental Plan, including by establishing new 401(k) matching and Company discretionary contributions to be made by us. Under the RSIP, we make matching contributions for the account of each participating employee equal to 100% of the first 3% of such employee’s contributions and 50% of the next 2% contributed by such employee. In addition, the RSIP provides for a discretionary contribution of 2% of allowable earnings as decided by the Company each year to the account of each eligible employee who is an active employee as of December 31 of each plan year. The NQ RSIP provides for the discretionary and matching contributions that would be otherwise provided under the qualified portion of the RSIP for salaried employees’ contributions made as of January 1, 2004, but for Internal Revenue Code limitations under Section 402(g), Section 401(a)(17), Section 415 or Section 401(m). Pursuant to the NQ RSIP, we make “phantom” contributions to an employee’s (including the executive officers) account in an amount equal to the above-described Company matching and discretionary contributions under the RSIP, which we were not otherwise able to make for a participant as a result of that participant reaching the limitations imposed by the Internal Revenue Code.

Termination or Change in Control Arrangements

We have entered into certain agreements with the named executive officers and maintain certain plans that will require us to provide compensation to certain of our named executive officers in the event of a termination of employment, including as the result of a change in control.

Set forth below are tables, one for each named executive officer, showing our payment obligations following the termination of the officer’s employment with us, including as the result of a change in control. The amounts disclosed below in each table are estimates only and do not necessarily reflect the actual amounts that would be paid to the officers, which would only be known at the time that they become eligible for payment and, in the case of payments related to a change in control, would only be payable if a change in control were to occur. The tables reflect the amounts that would be payable under the various arrangements assuming that the termination event occurred on December 30, 2011.

	Termination as a Result of
	Change in Control (2)		For Cause or Voluntary (4)	Involuntary not for Cause (5)	Death or Disability (6)		Retirement (7)
Compensation:
Unpaid base salary through date of termination	X	(2)	X	X	X		X
Unpaid non-equity incentive plan compensation	X	(2)		X	X		X
Unpaid long-term incentives:
LTI Awards (service-based)	X	(2)
Restricted Stock Units
Vested	X	(2)	X	X	X		X
Acceleration of Unvested	X	(8)			X	(8)	X	(8)
Stock Options
Vested	X		X	X	X		X
Unvested and Accelerated(1)	X
Unpaid Deferred Compensation	X	(2)	X	X	X		X
Multiple of Base Salary and Target Incentive Awards	X	(2)(3)
Benefits and Perquisites:
Defined benefit pension plan	X		X	X	X		X
401(k) savings plan	X		X	X	X		X
Supplemental retirement benefit plan	X		X	X	X		X
Life insurance proceeds					X
Accrued but unpaid vacation	X	(7)	X	X	X		X

(1)	The Board of Directors ceased granting stock options during calendar years 2003-2010 following a review of the appropriateness of the use of stock options as the vehicle for long-term compensation. Stock options were again granted to certain officers and key employees of the Company in 2011. These options automatically accelerate and become vested upon a change in control.

(2)

In accordance with the terms of the change in control agreements entered into by us and each named executive officer (which we refer to as the CIC Agreements), Messrs. Fazzolari, Schnoor, Kimmel, Claro and Harrington will be entitled to the payments described below if the executive’s employment is terminated by us or by them under certain circumstances described below during the three-year period following the date on which a “change in control” (as defined in the CIC Agreement) occurs (which we refer to as the Protection Period):

•

Termination due to death or disability (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than those accrued or earned and vested (if applicable) as of the date of termination, including:

¡

the executive’s full base salary through the date of termination at the rate in effect on the date of termination or, if higher, at the highest rate in effect at any time from the 90-day period preceding the effective date of the change in control through the date of termination (which we refer to as the Highest Base Salary);

¡	a pro-rata target annual bonus for the year of termination; and

¡

any compensation previously deferred by the executive (together with any accrued interest) and not yet paid by us and any accrued vacation pay not yet paid by us (we refer to the amounts in these three sub-bullets as the Accrued Obligations);

•

Termination for “cause” (as defined in the CIC Agreement): the CIC Agreement will terminate without further obligations other than the obligation to pay to the executive the Highest Base Salary through the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest);

•

Termination by the executive other than for “good reason” (including retirement (as defined in the CIC Agreement)): the CIC Agreements will terminate without further obligations other than those obligations accrued or earned and vested (if applicable) by the executive through the date of termination, including the executive’s base salary through the date of termination at the rate in effect on the date of termination plus the amount of any compensation previously deferred by the executive (together with accrued interest); and

•	Termination by us (other than for “cause,” death or disability) or termination by the executive for “good reason”: we shall pay the executive in a lump sum the aggregate of the following amounts:

¡

the executive’s full base salary and vacation pay accrued through the date of termination at the rate in effect on the date of termination plus pro-rated incentive compensation under our annual incentive compensation plan through the date of termination at the same percentage rate applicable to the calendar year immediately prior to the date of termination, plus all other amounts to which the executive is entitled under any of our compensation plans, programs, practices or policies in effect at the time such payments are due;

¡	the amount of any compensation previously deferred by the executive (together with accrued interest); and

¡

a lump sum severance payment in an amount equal to two times (three times in the case of Mr. Fazzolari) the executive’s highest base salary, plus two times (three times in the case of Mr. Fazzolari) the target annual incentive compensation.

The payment may be subject to reduction to avoid certain adverse tax consequences.

The individual tables below for each named executive officer set forth the present value of lump sum payments for Accrued Obligations and the other payments described above based on 2011 salaries (and 2011 target annual incentive compensation, if applicable), assuming the triggering event occurs on December 30, 2011 and during the Protection Period. Except as described below, none of the amounts shown below are accrued as a result of the triggering event occurring during the Protection Period, and such amounts would have been paid to the named executive officers under existing plans and arrangements regardless of the CIC Agreements or the occurrence of a change in control:

•	The vesting of each officer’s restricted stock units and stock options accelerates, in accordance with the terms of his award agreements, upon the occurrence of a change in control;

•

The vesting of LTI Awards with service-based vesting (i.e., not performance-based) accelerates upon the occurrence of a change in control, under the terms of the 1995 Incentive Plan (LTI Awards with performance-based vesting are not subject to automatic acceleration); and

•

The following amounts of severance payments, made up of each officer’s multiple of base salary payment plus target annual incentive compensation, would directly result from the termination occurring during the Protection Period: for Mr. Fazzolari, $5,723,568; Mr. Claro, $2,277,634; Mr. Harrington, $1,826,384; Mr. Kimmel, $1,428,510; and Mr. Schnoor, $1,495,270.

(3)	The multiple is three times base salary and target incentive compensation in the case of Mr. Fazzolari and two times base salary and target incentive compensation in the case of Messrs. Schnoor, Kimmel, Claro and Harrington.

(4)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer was terminated for cause or voluntarily on December 30, 2011 and (B) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive). In the case of a voluntary termination, both the qualified pension plan and the SERP benefits are payable.

(5)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer was terminated involuntarily without cause on December 30, 2011 and (B) that such termination took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(6)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive’s death occurs on December 30, 2011 and (B) that such death took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

The tables below also set forth the present value of the lump sum payments for each executive officer assuming (A) the executive’s disability occurs on December 30, 2011 and (B) that such disability took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(7)	The individual tables below for each named executive officer set forth the present value of the lump sum payments for each executive officer assuming (A) the executive officer retires on December 30, 2011 and (B) that such retirement took place either prior to a change in control or following the Protection Period (as defined above and as applicable to the named executive).

(8)	The provisions of each restricted stock units agreement provide that the restricted stock units immediately vest and become non-forfeitable upon the grantee’s death, disability, a change in control (as defined in the 1995 Incentive Plan) or upon the grantee’s retirement at the specified retirement age (age 62).

The following table describes the potential compensation upon termination or a change in control for Salvatore D. Fazzolari, our former Chairman, President and CEO, assuming such events occurred at December 30, 2011. Mr. Fazzolari resigned as Chairman, President and CEO effective February 23, 2012 and has entered into a Separation Agreement with the Company that is described in a recently filed Form 8-K.

	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause / for Good Reason ($)	For Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)	Disability ($)	Retirement ($)
Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(2):
LTI Awards (service-based)	2,432,037	2,432,037	-0-	-0-	-0-	-0-	-0-
Restricted Stock Units	137,207	137,207	-0-	-0-	137,207	137,207	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	2,745,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	2,978,568	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	241,553	241,553	241,553	241,553	241,553	241,553	241,553
RSIP	929,525	929,525	929,525	929,525	929,525	929,525	929,525
Benefits and Perquisites
Pension	3,087,771	3,087,771	795,815	3,087,771	2,698,653	3,087,771	3,087,771
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	6,828,093	12,551,661	1,966,893	4,258,849	4,506,938	4,396,056	4,258,849

(1)	The amounts payable to Mr. Fazzolari due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Fazzolari were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change in control scenario, plus payout of long-term incentives as shown above for a “Change in Control – Voluntary” termination. In the case of a “Voluntary” termination, the total pension present value is $3,087,771.

(2)	Vesting of these awards accelerates upon a change in control without regard to termination of employment.

The following table describes the potential compensation upon termination or a change in control for Stephen J. Schnoor, our Senior Vice President, Chief Financial Officer and Treasurer, assuming such events had occurred at December 30, 2011.

	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause/for Good Reason ($)	For Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)	Disability ($)	Retirement ($)
Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(2):
LTI Awards (service-based)	715,203	715,203	-0-	-0-	-0-	-0-	-0-
Restricted Stock Units	34,307	34,307	-0-	-0-	34,307	34,307	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	900,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	595,270	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	100,012	100,012	100,012	100,012	100,012	100,012	100,012
RSIP	828,024	828,024	828,024	828,024	828,024	828,024	828,024
Benefits and Perquisites
Pension	777,654	777,654	456,357	777,654	554,944	777,654	777,654
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	2,455,200	3,950,470	1,384,393	1,705,690	2,017,287	1,739,997	1,705,690

(1)	The amounts payable to Mr. Schnoor due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Schnoor were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change in control scenario, plus payout of long-term incentives as shown above for a “Change in Control-Voluntary” termination. In the case of a “Voluntary” termination, the total pension present value is $777,654.

(2)	Vesting of these awards accelerates upon a change in control without regard to termination of employment.

The following table describes the potential compensation upon termination or a change in control for Galdino J. Claro, our Executive Vice President and Group CEO, Harsco Metals & Minerals, assuming such events had occurred at December 30, 2011.

	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause/for Good Reason ($)	For Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)	Disability ($)	Retirement ($)
Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(2):
LTI Awards (service-based)	837,965	837,965	-0-	-0-	-0-	-0-	-0-
Restricted Stock Units	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	1,350,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	927,634	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
RSIP	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	837,965	3,115,599	-0-	-0-	500,000	-0-	-0-

(1)	The amounts payable to Mr. Claro due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Claro were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change-in-control scenario, plus payout of long-term incentives as shown above for a “Change in Control — Voluntary” termination.

(2)	Vesting of these awards accelerates upon a change in control without regard to termination of employment.

The following table describes the potential compensation upon termination or a change in control for Ivor J. Harrington, our Executive Vice President and Group CEO, Harsco Infrastructure, assuming such events had occurred at December 30, 2011.

	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause/for Good Reason ($)	For Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)	Disability ($)	Retirement ($)
Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(2):
LTI Awards (service-based)	787,500	787,500	-0-	-0-	-0-	-0-	-0-
Restricted Stock Units	308,700	308,700	-0-	-0-	308,700	308,700	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	1,100,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	726,384	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	25,335	25,335	25,335	25,335	25,335	25,335	25,335
RSIP	28,465	28,465	28,465	28,465	28,465	28,465	28,465
Benefits and Perquisites
Pension	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	1,150,000	2,976,384	53,800	53,800	862,500	362,500	53,800

(1)	The amounts payable to Mr. Harrington due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Harrington were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change in control scenario, plus payout of long-term incentives as shown above for a “Change in Control — Voluntary” termination.

(2)	Vesting of these awards accelerates upon a change in control without regard to termination of employment.

The following table describes the potential compensation upon termination or a change in control for Mark E. Kimmel, our Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, assuming such events had occurred at December 30, 2011.

	Termination as a Result of
	Change in Control — Voluntary ($)	Change in Control — Involuntary not for Cause/for Good Reason ($)	For Cause or Voluntary ($)(1)	Involuntary not for Cause ($)	Death ($)	Disability ($)	Retirement ($)
Executive Benefits and Payments Upon Termination
Compensation
Unpaid Base Salary	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Non-Equity Incentive Plan Compensation	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Unpaid Long-Term Incentives(2):
LTI Awards (service-based)	591,022	591,022	-0-	-0-	-0-	-0-	-0-
Restricted Stock Units	68,593	68,593	-0-	-0-	68,593	68,593	-0-
Stock Options	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Multiple of Base Salary	-0-	890,000	-0-	-0-	-0-	-0-	-0-
Multiple of Non-Equity Incentive Plan Compensation	-0-	538,510	-0-	-0-	-0-	-0-	-0-
Nonqualified Deferred Compensation
NQ RSIP and Unpaid Deferred Compensation	43,278	43,278	43,278	43,278	43,278	43,278	43,278
RSIP	620,379	620,379	620,379	620,379	620,379	620,379	620,379
Benefits and Perquisites
Pension	68,336	68,336	40,452	68,336	52,643	68,336	68,336
Life Insurance Proceeds	-0-	-0-	-0-	-0-	500,000	-0-	-0-
Total:	1,391,608	2,820,118	704,109	731,993	1,284,893	800,586	731,993

(1)	The amounts payable to Mr. Kimmel due to his death or disability during the Protection Period would match the amounts payable to him for such occurrences outside of the Protection Period. If Mr. Kimmel were terminated during the Protection Period for cause, he would receive the payment shown above for termination for cause in a non-change in control scenario, plus payout of long-term incentives as shown above for a “Change in Control – Voluntary” termination. In the case of a “Voluntary” termination, the total pension present value is $68,336.

(2)	Vesting of these awards accelerates upon a change in control without regard to termination of employment.

Severance Benefits Payable Outside of a Change in Control

Upon certain types of terminations of employment (other than a termination during the Protection Period) severance benefits may be paid to the named executive officers. However, the named executive officers are not covered by any type of arrangement or general severance plan that would pay severance benefits to any of them outside of a change in control situation and any severance benefits payable to them would (1) in the case of the CEO, be determined by the Compensation Committee in its discretion and (2) in the case of the other named executive officers, be determined by us in our discretion, subject to review and approval by the Compensation Committee.

Benefits and Perquisites

Pension benefits, perquisites and other compensation and benefits payable to the named executive officers are discussed in greater detail in the section entitled “Compensation Discussion and Analysis” in this Proxy Statement.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

At the Annual Meeting, you will be asked to vote, on an advisory basis, to approve the compensation of our NEOs. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as disclosed pursuant to Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes set forth on pages 24 through 66 of this Proxy Statement.

Last year, stockholders voted to approve our compensation of the named executive officers in a similar advisory vote. Stockholders also voted last year in favor of annual frequency for these say-on-pay advisory votes, which frequency the Board of Directors had recommended and has adopted. Accordingly, our next “say-on-pay” vote will be held at our 2013 Annual Meeting of Stockholders.

Response to Last Year’s Say-on-Pay Vote

At Harsco’s 2011 Annual Meeting, the say-on-pay proposal was approved by 69.2% of the votes cast by our stockholders. The Board, Compensation Committee, and management regard that level of opposition to the 2011 proposal as unacceptably high. In response to that vote, the Board and Committee have sought to identify the concerns of stockholders regarding our executive compensation program and have taken actions in response to those concerns.

The Board, the Committee and management took actions in the following areas:

•	Reviewed aspects of the Harsco executive compensation program that had been questioned or criticized.

•	Engaged in outreach efforts.

•	Evaluated and implemented improvements to our program, addressing both areas of concern to stockholders and critical issues identified by the Board and Committee.

The actions of the Board, the Committee and management are discussed in much greater detail in the Compensation Discussion and Analysis. We urge you to read that portion of the Proxy Statement and the related compensation tables closely. A brief summary of specific actions to address key issues is as follows:

•	Board, Committee and management review:

¡

We closely reviewed the 2011 reports by proxy advisory firms analyzing our compensation program and making voting recommendations on our say-on-pay proposal. (Of the three leading firms, two recommended votes in favor and one recommended a vote against our 2011 say-on-pay proposal).

¡	We consulted with the Compensation Committee’s independent compensation consultant, Pearl Meyer & Partners, and outside counsel to identify issues causing opposition to our say-on-pay proposal.

¡	We reviewed the proxy advisory firms’ new or updated voting guidelines for 2012.

•	Outreach efforts:

¡

We sought out the views of our larger institutional stockholders on our compensation program by speaking with a number of them in the lead up to the 2011 Annual Meeting. We intend to hold further discussions with institutional stockholders between the release of this Proxy Statement and the 2012 Annual meeting.

¡	We sought to better explain our compensation program and our reasons for compensation decisions, through presentations to investors and by publishing those presentations in filings with the SEC.

•	Principal concern regarding our compensation program:

¡

The strongest complaint of stockholders who opposed our 2011 say-on-pay proposal was that compensation of our former CEO was “disconnected” from our corporate performance. We seek to strongly link our CEO’s realizable pay to performance, and we believe that a close examination of CEO compensation confirms that this has been the case. We have taken several steps to improve our CEO compensation in light of stockholder concerns, but we also believe that a better explanation of how our compensation is structured will answer much of the criticism.

•	Improvements to our program relating to perceived pay-for-performance disconnect:

¡	We increased named executives’ salaries in 2011 only after an 18-month freeze. For 2012, we again froze salaries. Our former CEO’s salary rose only 2.8% since 2009.

¡

A long-term incentive award was initiated in 2010 with a two-year performance cycle that included “stretch” goals, in addition to our regular long-term incentive with a three-year performance cycle. This was criticized as an increase in pay opportunity with weakened performance goals, though it was designed so that it would only deliver additional pay if performance warranted it, which it ultimately did not since the award paid out at only 7%. Subsequently in 2011 and 2012, with the exception of a one-time retention-based, stock option grant, our long-term incentive awards continue to provide for a three-year award cycle.

¡	We are currently reviewing the metrics to be utilized for future annual and long-term incentive awards.

•	Compensation disclosures can obscure the degree to which pay and performance are linked:

¡

Our long-term incentive awards provide that, if multi-year performance goals are achieved, awards will be paid out in shares or cash (if a participant meets their stock ownership guidelines), or, for cycles beginning before 2010, restricted stock units. Much of the criticism that our former CEO’s pay was disconnected from performance has been based on the target (or grant date) value of performance-based long-term incentive awards, measured at the beginning of the award cycle, rather than the realized value actually paid to the CEO following completion of the award cycle.

¡

We believe that any assessment of the linkage of pay to performance must assess amounts earned and realized as payouts rather than target values of the award opportunities at the beginning of an award cycle. The value of “Stock Awards” for

2011 and 2010 in the Summary Compensation Table represents grant date values of the award opportunities.

¡

Similarly, the stock option value shown in the Summary Compensation Table is a grant-date fair value. In order for the named executives to in fact realize that amount of value shown in the Summary Compensation Table by exercising the option, our stock price would need to rise to $42.65.

¡

The pensions of our former CEO and two other named executives have been effectively frozen since 2008. The Summary Compensation Table nevertheless shows substantial pension compensation for 2011; such amounts result almost entirely from lower prevailing interest rates, which we must use to calculate the end-of-year present value of the frozen pension benefits but which are outside of our control. None of the increase in present value of the executives’ pensions in 2011 resulted from additional service credits or increases in an executives’ fixed average compensation.

•

To assess the linkage of CEO pay and performance, the Compensation Committee authorized its independent compensation consultant, Pearl Meyer & Partners, to review the relationship between the former CEO’s realizable compensation and our total shareholder return performance. While total shareholder return in the 2008 — 2010 and 2009 — 2011 periods was well below the median of our Peer Group, our former CEO’s total realizable compensation was likewise well below the median and closely correlated with our performance. See Compensation Discussion and Analysis, page 24.

•

Annual incentives to the CEO since 2008 have paid out well below target levels (2008 — 19%; 2009 — 0%; 2010 — 15%; 2011 — 84%), corresponding exactly to the level of achievement of EVA improvement goals.

•

Long-term incentives for four performance cycles completed in the last three years paid out at 0%, 0%, 0% and 7%. The 7% payout was achieved for the 2010 — 2011 performance cycle that was particularly criticized as demonstrating a pay-for-performance “disconnect.”

•	As of the end of 2011, our one-, three- and five-year total shareholder return performance was unsatisfactory. However, results were improving by the fourth quarter of 2011.

¡	All business segments reported improved results as compared to the fourth quarter of 2010, particularly our Harsco Rail and Harsco Industrial segments.

¡	Full-year 2011 sales were up 9% over 2010.

¡	Improved 2011 performance led to increased payouts of annual incentives, although these remained below target for named executive officers with Company-wide responsibilities.

•	The critical issue of retention:

¡

The Board and Compensation Committee believe that retaining key members of our senior executive team is extremely important if Harsco is to grow its businesses and return value to stockholders. We have taken steps to strengthen retention, including (i) providing a portion of long-term incentive awards are granted as shares earned based on service over the three-year award cycle (beginning in 2010); (ii) increasing target levels of annual and long-term incentive awards modestly in 2011, and (iii) granting a special, one-time award of stock options in 2011 to certain executives and key employees, with cliff vesting at the end of a three-year period. Executives were required to agree to non-competition covenants and other provisions for the protection of our business as a condition to the grant of the stock options.

¡

For our former CEO, target total direct compensation opportunity — including the target value of annual and long-term incentives (excluding the 2011 special option grant)-was at median levels of comparable CEO pay based on Survey Data and Peer Group data. Including the value of the 2011 special stock option grant, the former CEO’s target total direct compensation opportunity was positioned between market median and the 75th percentile levels. The proportion of our former CEO’s total direct compensation opportunity (including the special stock option grant) that was performance based was consistent with market practices.

¡

Enhancements to our former CEO compensation opportunities mostly have been in the form of awards that will compensate the CEO only if substantial performance occurs that also provides benefits to stockholders.

•	Other responses to concerns identified in the 2011 say-on-pay vote:

¡

The Board and Compensation Committee reviewed the terms of the 1995 Executive Incentive Compensation Plan in light of commentary from a proxy advisory firm; the Board amended the Plan to require stockholder approval of any repricing of stock options, including a cash buyout of underwater stock options, consistent with the advisory firm’s policy.

¡	The Board adopted other stockholder-friendly amendments to the 1995 Executive Incentive Compensation Plan, as follows:

¡	Prohibition of “reload” stock options

¡

Awards granted will be subject to our clawback policy, and to any additional clawback provisions that we may adopt in the future in accordance with regulations to be issued under the Dodd-Frank Wall Street Reform Act

¡	Prohibit transfers of equity awards to third parties for value

¡	In response to concerns raised by advisory firms regarding the quality of disclosures of our executive compensation program:

¡

We have enhanced our disclosure in the Compensation Discussion and Analysis in this Proxy Statement to disclose more information on our performance goals and related performance results for annual incentive awards and long-term incentive awards.

¡

The Summary Compensation Table and Grants of Plan-Based Awards Tables have been revised to show grant-date and service-inception date values of long-term incentive awards. Additional explanation has been added to the Summary Compensation Table footnotes to help stockholders understand how our long-term incentive awards are structured.

We should note that 69.2% of our stockholders approved our say-on-pay proposal last year. Commentators have suggested that approval of a say-on-pay proposal by less than 70% of stockholders raises concerns, and as stated above we view the level of opposition last year as significant. As one of our nation’s oldest companies, Harsco has a diverse stockholder base, with our directors and management controlling less than one percent of the outstanding stock. Commentators have noted that a say-on-pay vote of less than 70% is of greater concern where directors and management control a significant percentage of the voting power.

Our Executive Compensation Program

Harsco is focused on compensating our executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, our compensation program for executive officers has the following principal objectives:

•	Align executive compensation with stockholder interests;

•	Attract and retain talented personnel by offering competitive compensation packages;

•	Motivate employees to achieve strategic and tactical corporate objectives and the profitable growth of Harsco; and

•	Reward employees for individual, functional, business segment and corporate performance.

Our Board of Directors believes that Harsco’s executive compensation program meets these objectives, properly aligns the interests of our executive officers with those of our stockholders, and is worthy of stockholder support. In determining whether to approve this proposal, we believe that stockholders should consider the following:

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Independent Compensation Committee.    Executive compensation is reviewed and established by the Compensation Committee consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, when determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Harsco management.

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Realizable Pay Aligned with Performance.    As discussed above and in the Compensation Discussion and Analysis, the compensation realizable by named executive officers has been properly aligned with Harsco’s performance. This includes payouts of 0% and 7% on long-term incentive programs completed in 2011. Annual incentives payable for company-wide performance were below target for 2011. For named executive officers responsible for those business segments that had strong results in 2011, annual incentive awards were paid out above target levels based on achievement of above-target levels of EVA improvement.

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Pay for Performance.    The proportion of named executive officers’ compensation opportunities tied to financial and/or stock price performance is near and in some cases above the median for their position as compared to our Peer Group companies.

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Compensation Opportunities Not Excessive.    The levels of total direct compensation that our named executives have the opportunity to earn, at target levels for annual and long-term incentives, is generally near the median for their position as compared to our Peer Group companies.

•	Other Non-Direct Compensation and Retirement Compensation is Limited.

•	No Employment Agreements. Our executive officers do not have employment agreements.

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“Double Trigger” Change-in-Control Severance Agreements.    Harsco’s change in control severance agreements with executive officers require an actual or constructive termination of employment based on an actual adverse change in the executive’s employment conditions before benefits are paid following any change in control of Harsco. In 2010, we modified the change-in-control agreements with the effect of limiting or eliminating some provisions that were favorable to executives, including certain “walk-at-will” rights following a change in control.

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No Change-in-Control Gross-Ups.    We have made no commitments to our named executive officers to provide gross-up payments in connection with a change in control or a termination relating to a change in control.

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Frozen Pension Plans.    Our named executive officers have either frozen pensions or no pension, so that no additional pension credit has been earned since 2008. Pension amounts shown in the Summary Compensation Table are solely the result of changes in present values of a fixed level of retirement benefits payable as an annuity, such changes mainly resulting from changes in prevailing interest rates.

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Equity Plans.    Our equity plans include three-year minimum vesting periods for time-based awards for employees, require options be granted with exercise prices at fair market value and do not include any liberal share recycling provisions. Our long-term incentive plans do not provide for accrual of dividends on share-denominated awards.

•	Stock Ownership Guidelines. Our executive officers are subject to stock ownership guidelines described in the “Compensation Discussion and Analysis.”

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“Clawback” Policy.    We have adopted a “clawback” policy for the recovery of incentive-based compensation from executive officers (i) in the event of an accounting restatement due to material noncompliance by the Company with the financial reporting requirements of federal securities laws and (ii) where the willful fraud, dishonesty or recklessness of the executive officer contributed to such noncompliance.

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Policy Prohibiting Hedging.    We have amended our Insider Trading Policy to prohibit directors, officers and employees from engaging in hedging or monetization transactions involving Harsco securities, such as prepaid variable forward contracts, equity swaps, collars or exchange funds.

Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay proposal by voting to approve the following resolution:

RESOLVED, that stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative discussion and footnotes.

As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, nor does it otherwise compel the Company to take any particular action. As discussed above, our Compensation Committee and Board have considered the results of last year’s say-on-pay vote in making executive compensation decisions since the 2011 Annual Meeting, and expect to take into account the outcome of this vote when considering future executive compensation decisions.

Board Recommendation

The Board of Directors unanimously recommends a vote FOR the advisory vote to approve named executive officer compensation.

TRANSACTIONS WITH RELATED PERSONS

Henry W. Knueppel served as Chairman and CEO of Regal Beloit Corporation, a multi-national organization serving the HVAC, industrial motor, power transmission and power generation markets. During calendar year 2011, our Harsco Rail segment paid Regal Beloit Corporation $1,289,000 for products purchased from Regal Beloit Corporation. The amounts are insignificant for both companies and were incurred in the normal course of business. Our full Board has reviewed and approved these transactions under the policies and procedures described below.

One of our directors, Stuart E. Graham, serves as Vice Chairman of Skanska AB, a leading provider of world-class construction services, and previously served as President and CEO of Skanska AB, one of the world’s largest construction groups, until his retirement in April 2008 and as Chairman of Skanska AB until January 2010. During calendar year 2011, our Harsco Infrastructure business was paid $2,633,000 and our Harsco Industrial segment was paid $213,000 by various Skanska entities in connection with the rental of equipment and provision of services to such entities. The amounts are insignificant for both companies and were incurred in the normal course of business. Our full Board has reviewed and approved these transactions under the policies and procedures described below.

One of our directors, David C. Everitt, serves as Co-Leader of the Agriculture and Turf Division of Deere & Company (the world’s largest manufacturer of agricultural equipment and a major U.S. producer of construction, forestry and lawn and grounds care equipment). During calendar year 2011, our Harsco Rail segment paid Deere & Company $1,513,000 for products purchased from Deere & Company. The amounts are insignificant for both companies and were incurred in the normal course of business. Our full Board has reviewed and approved these transactions under the policies and procedures described below.

For the fiscal year ended December 31, 2011, there were no other transactions with the Company in which any related person had a direct or indirect material interest that would need to be disclosed pursuant to Item 404 of Regulation S-K nor were there any planned transactions.

Policies and Procedures Regarding Transactions with Related Persons

Our policies and procedures regarding related person transactions are set forth in writing in the Nominating Committee Charter and in our Code of Conduct. As set forth in its charter, the Nominating Committee of the Board is responsible for reviewing and approving all material transactions with any related person. Related persons include any of our Directors, Director nominees or executive officers and certain of our stockholders, and their immediate family members. A copy of the Nominating Committee’s Charter and our Code of Conduct are available at the Corporate Governance section of our website at www.harsco.com/about-us. Approval of related-party transactions by our full Board may also be warranted under certain circumstances (for example, to allow for approval of a related-party transaction by a majority of disinterested Directors).

To identify related-person transactions, each year, we submit and require our directors and officers to complete Directors’ and Officers’ Questionnaires identifying any and all transactions with us in which the officer or Director or their family members have an interest. We review related-person transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. We expect our Directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests.

Our Directors, officers and employees are prohibited from using their position of employment or other relationship with us to influence decisions concerning business transactions between us and a company in which they or a member of their immediate family has a personal interest through ownership, with the exception of investments in publicly-held corporations when the investment results in less than a one percent ownership interest. In addition, directors, officers and employees must not accept personal favors or benefits from those dealing with us that could influence or could give the impression of influencing their business judgment. Our Code of Conduct applies to each of our directors and employees as, among other things, the primary guide for what we expect regarding handling potential and actual conflicts of interest. The section of the Code of Conduct entitled “Serving our Markets with Integrity” covers the concept of conflicts of interest and our view about when an inappropriate undertaking may be occurring.

EXECUTIVE DEVELOPMENT AND SUCCESSION

The executive development process ensures continuity of leadership over the long-term, and it forms the basis on which we make ongoing executive assignments. Through the integration of the performance assessment and executive development processes, position assignments are based on the most qualified and ready executives. Our future leaders are developed through these carefully selected assignments. We believe that consistent and ongoing application of this process meets the long-range requirements of the business and achieves competitive advantage.

Each year, our Compensation Committee reviews our leadership talent development program to ensure good performance and alignment between business strategies and operating plans. The Board annually reviews the results of the leadership capability and succession process with the Chairman and CEO in executive session.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Everitt, Growcock, Sordoni and Wilburn served as members of our Compensation Committee during 2011. None of them was one of our officers or employees or an officer or employee of any of our subsidiaries during that time or in the past, and none of them or any other director served as an executive officer of any entity for which any of our executive officers serve as a director or a member of its compensation committee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. See the above section entitled “Transactions with Related Persons” for a description of this relationship.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, Directors and more than 10% stockholders to file with the SEC and the NYSE Euronext reports of ownership and changes in ownership in their holdings of our stock. Copies of these reports also must be furnished to us. Based on an examination of these reports and information furnished by these stockholders, all such reports have been timely filed, except that a Form 4 report that should have been filed in January 2011 on behalf of Scott Jacoby was inadvertently filed late.

OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to solicitation by use of mail, our employees may solicit proxies personally or by telephone or facsimile but will not receive additional compensation for these services. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and we may reimburse them for their expense in so doing. We have retained Morrow & Co. to assist in the solicitation at a cost that is not expected to exceed $11,500, plus reasonable out-of-pocket expenses.

“Householding” of Proxy Materials

We and some brokers household the Annual Report to Stockholders and proxy materials, delivering a single copy of each to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate copy of the proxy materials, including the Summary Annual Report to Stockholders, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify, whether in writing or orally, your broker if your shares are held in a brokerage account or us if you hold registered shares, at which time we will promptly deliver separate copies of the materials to each of the affected stockholders or discontinue the practice, according to your wishes. You can notify us by sending a written request to Harsco Corporation, 350 Poplar Church Road, Camp Hill, PA 17011 or by calling (717) 763-7064.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR PRESENTATION AT 2013 ANNUAL MEETING OF STOCKHOLDERS

The 2013 annual meeting of stockholders is expected to be held on April 23, 2013. If one of our stockholders wishes to submit a proposal for consideration at the 2013 annual meeting of stockholders, such proposal must be received at our executive offices no later than November 23, 2012 to be considered for inclusion in our Proxy Statement and Proxy Card relating to the 2013 annual meeting. Although a stockholder proposal received after such date will not be entitled to inclusion in our Proxy Statement and Proxy Card, a stockholder can submit a proposal for consideration at the 2013 annual meeting in accordance with our By-laws if written notice is given to the Secretary of the Company not less than 60 days nor more than 90 days prior to the annual meeting. In the event that we give less than 70 days notice of the annual meeting date to stockholders, the stockholder must give notice of the proposal within ten days after the mailing of notice or announcement of the annual meeting date. In order to nominate a candidate for election as a Director at the 2013 annual meeting, a stockholder must provide written notice and supporting information to the Secretary of the Company by personal delivery or mail not later than January 24, 2013.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting are available through 11:59 PM Eastern Time the day prior to the annual meeting day.

INTERNET http://www. proxyvoting.com/hsc Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

Harsco Corporation	OR
TELEPHONE 1-866-540-5760 Use any touch- tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope .

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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	Please mark your votes as indicated in this example	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED AND “FOR” ITEMS 2 AND 3.

		FOR	WITHHELD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
ITEM 1.	Election of eight Directors to serve until the next annual meeting of stockholders:	☐	☐	☐	ITEM 2.	Ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.	☐	☐	☐

	Nominees:						FOR	AGAINST	ABSTAIN
	01 K. G. Eddy, 02 D. C. Everitt, 03 S. E. Graham, 04 T. D. Growcock,	05 H. W. Knueppel, 06 J. M. Loree, 07 A. J. Sordoni, III, and 08 R. C. Wilburn			ITEM 3.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
* Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice of 2012 Annual Meeting and Proxy Statement, our Proxy Card, our 2011 Annual Report on Form 10-K and the 2011 Summary Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymelon/hsc

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PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

HARSCO CORPORATION

The undersigned hereby appoints K.G. Eddy, H.W. Knueppel and S.E. Graham, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Harsco Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders to be held April 24, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250